                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission
     only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PIERRE FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, no par value per share, and the Associated Rights to Purchase Junior Participating Preferred Stock, Series A (together, the "Common Stock").

     (2)  Aggregate number of securities to which transaction applies:
          2,151,268 shares of Common Stock(a).

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1.21 per share of Common Stock(b).

     (4)  Proposed maximum aggregate value of transaction: $2,603,035(c).

     (5)  Total fee paid:  $521.

     ---------------

          (a) Represents all of the Common Stock outstanding as of May 1, 2001, other than shares held by PF Management.

          (b) All holders other than PF Management, Inc. will be entitled to receive $1.21 per share in cash. The 3,630,212 shares held by PF Management will not be exchanged.

          (c) Relates solely to the 2,151,268 shares of Common Stock for which a cash purchase price is being paid.

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                Preliminary Copy


                               PIERRE FOODS, INC.

                                                                __________, 2001

To Our Shareholders:

         I am writing to you in my capacity as both a private investor in Pierre Foods, Inc. and the Chairman of the Board of Pierre Foods. In my capacity as Chairman, I cordially invite you to attend a special meeting of shareholders of Pierre Foods to be held on ___________, _______, 2001 at 10:00 a.m., local time, at the offices of Foley & Lardner, 150 West Jefferson Avenue, Suite 1000, Detroit, MI 48226-4416. The purpose of the special meeting is to consider and vote upon a transaction that, if completed, will result in our public shareholders receiving $1.21 in cash per share for their stock and Pierre Foods becoming a privately-owned company. If approved by the shareholders, the transaction would be accomplished under an Agreement and Plan of Share Exchange among Pierre Foods, James C. Richardson, Jr., David R. Clark and PF Management, Inc., a newly-formed corporation. If the exchange is completed, then each outstanding share of Pierre Foods common stock, other than shares held by PF Management, together with the associated preferred stock purchase rights, will be canceled and converted automatically into the right to receive $1.21 in cash, without interest.

         In my capacity as a private investor, I own 52.9% of the equity interest in PF Management. David R. Clark, who is Vice-Chairman of the Board of Pierre Foods, owns another 35.2% of the equity interest in PF Management. If the exchange is completed, then PF Management will own the entire equity interest in Pierre Foods.

         A special committee of Pierre Foods' board of directors, consisting of Bobby G. Holman, E. Edwin Bradford and Bruce E. Meisner, was formed to consider PF Management's proposal. The special committee unanimously recommended to our board of directors that the exchange be approved.

         In connection with its evaluation of the exchange, the special committee engaged Grant Thornton LLP to act as its financial advisor. Grant Thornton has rendered its written opinion that, as of April 26, 2001, based upon and subject to the assumptions, limitations and qualifications included in its opinion, the consideration of $1.21 per share to be received in the exchange is fair from a financial point of view to our public shareholders. Grant Thornton's written opinion dated April 26, 2001 is attached as Appendix B to the accompanying proxy statement. You should read it carefully.

         The special committee and the other members of Pierre Foods' board of directors believe that the terms of the exchange are fair to, and in the best interests of, the public shareholders and unanimously recommend that shareholders approve the exchange. Since David Clark and I have personal conflicts of interest in recommending this exchange to you, we abstained from voting at the board meeting at which this recommendation was made.

         The affirmative vote of holders of at least 75% of the outstanding shares entitled to vote at the special meeting is required to approve the exchange. PF Management owns 63% of the outstanding shares. PF Management intends to vote these shares in favor of the exchange. Accordingly, if the holders of an additional 705,898 shares, representing approximately 12% of the outstanding shares, also vote in favor of the exchange, then the exchange will be approved.

         The accompanying proxy statement provides you with a summary of the proposed exchange and additional information about the parties involved and their interests. Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares be represented at the special meeting. Failure to vote will effectively count as a vote against the exchange. Accordingly, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided.

                                    JAMES C. RICHARDSON, JR.
                                    Chairman of the Board of Directors

                                                                Preliminary Copy


                               PIERRE FOODS, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be held ________, 2001

To Our Shareholders:

         Notice is hereby given that a special meeting of shareholders of Pierre Foods, Inc. will be held on ____________, _________, 2001 at 10:00 a.m., local time, at the offices of Foley & Lardner, 150 West Jefferson Avenue, Suite 1000, Detroit, MI 48226-4416, for the following purposes:

         - to consider and vote on a proposal to adopt and approve the plan of share exchange included in an Agreement and Plan of Share Exchange, dated as of April 26, 2001, under which PF Management, Inc., a newly-formed company majority-owned and controlled by James C. Richardson, Jr. and David R. Clark, Pierre Foods' Chairman and Vice-Chairman, respectively, will become the owner of all of the outstanding shares of Pierre Foods common stock and under which each Pierre Foods shareholder (other than PF Management) will become entitled to receive $1.21 in cash for each outstanding share of Pierre Foods common stock. A copy of this exchange agreement is attached to the accompanying proxy statement as Appendix A and is described in the proxy statement.

         - to consider and act upon any other matters as may properly come before the special meeting or any adjournment thereof.

         The board of directors has determined that only holders of Pierre Foods common stock of record at the close of business on _________, 2001 will be entitled to notice of, and to vote at, the special meeting, including any adjournment.

                                    By Order of the Board of Directors,



                                    PAMELA M. WITTERS
                                    Chief Financial Officer,
                                    Secretary and Treasurer

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

                  WHETHER OR NOT YOU CAN ATTEND THE SPECIAL MEETING, PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMMON STOCK AT THIS TIME. IF THE EXCHANGE IS APPROVED, THEN INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR SHARES FOR THE CASH EXCHANGE CONSIDERATION WILL FOLLOW.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
SUMMARY TERM SHEET...............................................................................................    1

AVAILABLE INFORMATION............................................................................................    6

FORWARD-LOOKING INFORMATION......................................................................................    7

WHO CAN HELP ANSWER YOUR QUESTIONS...............................................................................    7

THE SPECIAL MEETING..............................................................................................    8
         Time, Place and Date; Proxy Solicitation................................................................    8
         Record Date and Quorum Requirement......................................................................    8
         Required Vote; Voting Procedures........................................................................    8
         Voting and Revocation of Proxies........................................................................    9
         Effective Time..........................................................................................    9
         Payment of Exchange Consideration and Surrender of Stock Certificates...................................    9
         Rights of Objecting Shareholders........................................................................    9
         Other Matters to be Considered at the Special Meeting...................................................   12

SPECIAL FACTORS..................................................................................................   12
         Background of the Exchange..............................................................................   12
         Recommendation of the Special Committee and the Board of Directors......................................   21
         Opinion of Pierre Foods' Financial Advisor..............................................................   25
         Projections.............................................................................................   35
         Valuation Analysis of PF Management's Financial Advisor.................................................   36
         Conflicts of Interest...................................................................................   37
         Purpose and Reasons of the MBO Group for the Exchange...................................................   39
         Position of the MBO Group as to Fairness of the Exchange................................................   39

EFFECTS OF THE EXCHANGE..........................................................................................   40

THE EXCHANGE.....................................................................................................   41
         Acquisition of Pierre Foods.............................................................................   41
         Conversion of Securities................................................................................   41
         Treatment of Options....................................................................................   42
         Time of Closing.........................................................................................   42
         Transfer of Shares......................................................................................   42
         Conditions..............................................................................................   42
         Financing of the Exchange...............................................................................   43
         Representations and Warranties..........................................................................   43
         Covenants...............................................................................................   44
         Nonsolicitation Covenant................................................................................   44
         Indemnification and Insurance...........................................................................   45
         Expenses................................................................................................   45
         Termination, Amendment and Waiver.......................................................................   45
         Termination Fee.........................................................................................   46

         Regulatory Approvals....................................................................................   46
         Accounting Treatment....................................................................................   46

FEES AND EXPENSES................................................................................................   47

FEDERAL INCOME TAX CONSEQUENCES..................................................................................   47

INFORMATION REGARDING PIERRE FOODS...............................................................................   48
         Incorporation Of Documents By Reference.................................................................   48
         Selected Consolidated Financial Data....................................................................   50
         Stock Ownership.........................................................................................   51
         Market Prices of Common Stock; Dividends................................................................   53

INFORMATION REGARDING PF MANAGEMENT..............................................................................   53
         Recent Stock Purchases..................................................................................   53
         Management..............................................................................................   55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............................................................   56

INDEPENDENT AUDITORS.............................................................................................   58

SHAREHOLDER PROPOSALS............................................................................................   58

OTHER MATTERS....................................................................................................   58

APPENDICES

Agreement and Plan of Share Exchange                                                                        Appendix A
Opinion of Grant Thornton LLP                                                                               Appendix B
Pierre Foods Annual Report on Form 10-K for Year Ended March 3, 2001                                        Appendix C
North Carolina Dissenters' Rights Statutes                                                                  Appendix D

                                                                Preliminary Copy


                               PIERRE FOODS, INC.

                               9990 Princeton Road
                             Cincinnati, Ohio 45246

                           PRELIMINARY PROXY STATEMENT

         We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting of shareholders to be held on _____________, 2001 at 10:00 a.m., local time, at the offices of Foley & Lardner, 150 West Jefferson Avenue, Suite 1000, Detroit, MI 48226-4416, including at any adjournment of the special meeting. We began mailing these materials, the accompanying letter to shareholders and the notice of the meeting to our shareholders on or about _______, 2001.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AGENCY HAS APPROVED OR DISAPPROVED THE EXCHANGE OR PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THESE DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

         The following question-and-answer summary highlights material terms of the proposed exchange with PF Management. This summary may not contain all the information that you should consider before voting on the exchange. You should read the entire proxy statement and all of its appendices before voting on the exchange.

         WHAT WILL HAPPEN IN THE EXCHANGE?

         If completed, the exchange will result in our public shareholders:

         - receiving $1.21 in cash per share for their stock, without interest,

         -        no longer holding any equity interest in Pierre Foods, and

         -        no longer participating in any earnings or losses of Pierre
                  Foods.

         The exchange will also result in Pierre Foods becoming a wholly-owned subsidiary of PF Management. Our Chairman and Vice-Chairman, James C. Richardson, Jr. and David R. Clark, together own 88.11% of the equity interest in PF Management.

         For more information concerning the terms and provisions of the exchange and the exchange agreement, see "The Exchange" on page 41 and "Effects of the Exchange" on page 40.

         WHAT AM I BEING ASKED TO VOTE UPON?

         You are being asked to approve the exchange, providing for the acquisition of Pierre Foods by PF Management. PF Management is controlled by our Chairman and Vice-Chairman. Our board of directors has approved the exchange and recommends that you vote "FOR" approval of the exchange.

         WHY ARE RICHARDSON AND CLARK ACQUIRING PIERRE FOODS?

         Richardson and Clark believe that Pierre Foods suffers from:

         - decreasing profitability and increasing risk in the food processing industry generally,

         -        our small size,

         -        the lack of equity research coverage for our common stock, and

         -        the historically low trading volume in our common stock.

         Richardson and Clark believe these factors make it difficult and will continue to make it difficult:

         -        for us to attract new investor interest,

         -        for us to obtain access to the capital markets, and

         - for our shareholders, including themselves, to get a fair price when selling their shares in the market.

         Richardson and Clark believe that as a private company, Pierre Foods will be better positioned for long-range planning, without the concern of short-term impact on stock price. They also believe that reducing the expenses and pressures of being a public company would enhance our long-term success. They believe that the exchange offers our shareholders the opportunity to obtain a fair value for their shares, with PF Management's final offer of $1.21 per share being 33% above the closing price of our common stock on the day PF Management made its final offer.

         See "Special Factors - Purpose and Reasons of the MBO Group for the Exchange" on page 39.

         HAS THE BOARD OF DIRECTORS RECOMMENDED THE EXCHANGE?

         Yes. The board of directors and the special committee formed by the board of directors have both unanimously approved the exchange and the exchange agreement, with Richardson and Clark abstaining. The board voted unanimously to recommend that you vote "FOR" approval of the exchange and the exchange agreement, again with Richardson and Clark abstaining.

         See "Special Factors -- Recommendation of the Special Committee and the Board of Directors" on page 21.

         WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO APPROVE THE EXCHANGE?

         Our board of directors and the special committee formed by the board to consider this transaction are recommending the exchange because they believe that the exchange is a more desirable alternative for you than the status quo. In reaching this conclusion, our board of directors and the special committee considered, among other factors:

         -        the current lack of liquidity of your Pierre Foods investment;

         - the immediate liquidity provided by the exchange at a price that the board of directors and the special committee believe is fair;

         - the fact that the exchange eliminates your risk of loss in the event our stock price decreases more in the future; and

         - the fact that we have received no other offers for acquisition of the company since the negotiations with PF Management were announced on March 30, 2001.

To review the reasons for the exchange and the factors considered by the special committee and the board of directors in approving the exchange in greater detail, see "Special Factors - Background of the Exchange" on page 12 and "-- Recommendation of the Special Committee and the Board of Directors" on page 21.

         WHY WAS THE SPECIAL COMMITTEE FORMED AND WHO MAKES UP THAT COMMITTEE?

         Our board of directors established the special committee, consisting of Bobby G. Holman, E. Edwin Bradford and Bruce E. Meisner, three independent directors, to consider PF Management's acquisition proposal and to negotiate the terms of the exchange agreement. The board formed the special committee because it recognized that an exchange transaction would present a conflict of interest for Richardson and Clark as members of our senior management and the board of directors.

         For more information concerning the special committee, see "Special Factors - Background of the Exchange" on page 12.

         HOW WAS THE AMOUNT OF THE EXCHANGE CONSIDERATION DETERMINED?

         The $1.21 per share exchange consideration was determined as a result of negotiations between the special committee and PF Management. These negotiations resulted in an acquisition price 33% per share above the $.91 per share closing price of our common stock on the day PF Management made its final offer. For further information concerning the negotiation of the exchange consideration, see "Special Factors -- Background of the Exchange" on page 12.

         DID THE SPECIAL COMMITTEE RECEIVE AN OPINION AS TO THE FAIRNESS OF THE EXCHANGE CONSIDERATION?

         The special committee received an opinion from its financial advisor, Grant Thornton, that, as of the date of the exchange agreement, the $1.21 per share you will receive in the exchange is fair to you from a financial point of view. For more information concerning Grant Thornton's opinion, see "Opinion of Pierre Foods' Financial Advisor" on page 25.

         DID THE SPECIAL COMMITTEE RECEIVE ANY FIRM OFFERS TO ACQUIRE PIERRE FOODS AT PRICES HIGHER THAN $1.21 PER SHARE?

         No. The special committee did not solicit or receive any other offers to acquire the company. The special committee has also not received any inquiries about acquiring the company since the negotiations with PF Management were publicly announced on March 30, 2001. For further information concerning the solicitation process, see "Special Factors - Background of the Exchange" on page 12.

         WHAT WILL I RECEIVE IN THE EXCHANGE?

         As indicated above, you will be entitled to receive $1.21 in cash, without interest, for each share of common stock that you own. For example, if you own 100 shares of common stock, upon completion of the exchange, and subject to you properly submitting your stock certificates for cancellation, you will be entitled to receive $121 in cash.

         SHOULD I SEND MY STOCK CERTIFICATE NOW?

         No. Promptly after the exchange is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to Pierre Foods or to anyone else until you receive these instructions. See "The Special Meeting - Payment of Exchange Consideration and Surrender of Stock Certificates" on page 9.

         IF THE EXCHANGE IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE EXCHANGE CONSIDERATION FOR MY SHARES?

         We will send payment of the exchange consideration to you as promptly as practicable following the completion of the exchange and our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the exchange consideration, see "The Special Meeting -- Payment of Exchange Consideration and Surrender of Stock Certificates" on page 9.

         WHEN DO YOU EXPECT THE EXCHANGE TO BE COMPLETED?

         If the exchange is approved by the shareholders, then we expect to complete the exchange as soon as practicable following the special meeting.

         WHAT VOTE IS REQUIRED TO APPROVE THE EXCHANGE?

         The affirmative vote of the holders of 75% of the outstanding shares of Pierre Foods common stock is required to approve the exchange. PF Management owns approximately 62.79% of Pierre Foods' outstanding shares, which it will vote in favor of the exchange. Pierre Foods' other directors and executive officers, who together own approximately 0.32% of the outstanding shares, have indicated that they also intend to vote their shares in favor of the exchange. Therefore, if the holders of an additional 687,196, or 11.89%, of the outstanding shares also vote in favor of the exchange, then the exchange will be approved. See "The Special Meeting" on page 8 and "Information Regarding Pierre Foods -- Stock Ownership" on page 51.

         WHO CAN VOTE ON THE EXCHANGE?

         All shareholders of record as of the close of business on _______, 2001, including PF Management and Pierre Foods' officers and directors, will be entitled to vote at the special meeting to approve or disapprove the exchange. See "The Special Meeting" on page 8.

         WHAT RIGHTS DO I HAVE IF I OPPOSE THE EXCHANGE?

         If you oppose the exchange, then you may vote against it at the special meeting. Holders of common stock who do not vote in favor of the exchange agreement and who comply with required procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. The procedures to be followed by dissenting shareholders are described in "The Special Meeting -- Rights of Objecting Shareholders" on page 9, and the text of the applicable statutory provisions is set forth in Appendix D to this proxy statement.

         WHAT ARE THE TAX CONSEQUENCES OF THE EXCHANGE TO ME?

         Your receipt of the exchange consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see "Federal Income Tax Consequences" on page 47.

         WHAT DO I NEED TO DO NOW?

         This proxy statement contains important information regarding the exchange as well as information about Pierre Foods, Richardson, Clark and PF Management. It also contains important information about what the board of directors and the special committee considered in evaluating the exchange. We urge you to read this proxy statement carefully, including its attachments.

         WHEN IS THE SPECIAL MEETING?

         The special meeting will take place on ________, 2001 at 10:00 a.m., local time, at the offices of Foley & Lardner, 150 West Jefferson Avenue, Suite 1000, Detroit, MI 48226-4416.

         HOW DO I CAST MY VOTE?

         Just indicate on your proxy card how you want to vote, then sign and mail it in the enclosed envelope as soon as possible. This is important so that your shares will be counted at the special meeting. As indicated above, approval of the exchange and the exchange agreement requires the affirmative vote of the holders of 75% of the outstanding shares of Pierre Foods' common stock. A failure to vote or a vote to "ABSTAIN," as permitted on the proxy card, will have the same effect as a vote "AGAINST" the exchange. If you are (or obtain a legal proxy from) the record owner of the shares, you may attend the special meeting and vote your shares in person, rather than voting by proxy.

         IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

         Your broker will vote your shares with regard to the exchange proposal only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, then your shares will not be voted and this will have the effect of votes cast "AGAINST" the exchange.

         For further information concerning procedures for dealing with your broker if your shares are held in "street name," see "The Special Meeting -- Required Vote; Voting Procedures" on page 8.

         MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

         Yes. You may revoke your signed proxy at any time before the vote is taken at the special meeting by:

         - submitting to the secretary of Pierre Foods a written instrument revoking the proxy;

         -        submitting a signed proxy bearing a later date; or

         - voting in person at the special meeting if you are (or obtain a legal proxy from) the record owner of the shares.

         See "The Special Meeting -- Voting and Revocation of Proxies" on page
9.

         WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

         We do not expect to ask you to vote on any other matters at the special meeting. If a motion is made to take some other action, such as to adjourn the meeting, you may be asked to vote on such action. If you send your proxy card to us for use at the special meeting and do not revoke that proxy, then we will have authority to vote your shares in our discretion with regard to any such other action. However, if you mark your proxy card to vote "AGAINST" approval of the exchange, then your shares will be voted "AGAINST" any proposal to adjourn the meeting to give us more time to solicit proxies. See "The Special Meeting -- Other Matters to be Considered at the Special Meeting" on page 12.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file reports, proxy statements and other information with the SEC. You can review and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of these materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You can call the SEC's Public Reference Section at (800) SEC-0330 to obtain information. You can also access copies of these materials at the SEC's web site on the internet at http://www.sec.gov. We will also send you copies of these documents on request and without charge.

         Pierre Foods, Richardson, Clark, James M. Templeton and PF Management have jointly filed a Schedule 13E-3 with the SEC with respect to the exchange. This proxy statement does not contain all of the information contained in that
Schedule 13E-3, some of which is omitted as permitted by the SEC's rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the
Schedule 13E-3. The Schedule 13E-3, including exhibits, is available for inspection and copying at the SEC as described above.

                          FORWARD-LOOKING INFORMATION

         Certain statements made in this proxy statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in our periodic SEC reports, these risks and uncertainties include, among others:

         -  our substantial leverage and insufficient cash flow from operations;

         -  restrictions imposed by our debt instruments;

         -  factors inhibiting a hostile takeover of the company;

         - the stock available for sale and a limited secondary market for the stock;

         -  stock price volatility and the absence of dividends;

         -  competition;

         -  government regulation;

         -  general risks of the food industry;

         -  adverse changes in food costs and availability of supplies;

         -  dependence on key personnel; and

         -  potential labor disruption.

         In addition, the exchange is subject to compliance with or waiver of all of the closing conditions stated in the exchange agreement. In view of these considerations, you should not place undue reliance on the predictive value of the forward-looking statements made in this proxy statement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any additional questions about the exchange, you should contact:

                  Ms. Pamela M. Witters
                  Pierre Foods, Inc.
                  9990 Princeton Road
                  Cincinnati, Ohio 45246
                  Telephone: (513) 874-8741

                               THE SPECIAL MEETING

TIME, PLACE AND DATE; PROXY SOLICITATION

         The special meeting will be held on ________, 2001 at 10:00 a.m., local time, at the offices of Foley & Lardner, 150 West Jefferson Avenue, Suite 1000, Detroit, MI 48226-4416. We will pay all expenses incurred in connection with solicitation of the enclosed proxy. Our officers, directors and regular employees may solicit proxies by telephone or in person, but they will receive no additional compensation for doing so. We have requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to request authority to execute proxies. We will reimburse brokers and nominees for their related reasonable out-of-pocket expenses. In addition, we have engaged Corporate Investor Communications, Inc. to solicit proxies on our behalf, and we have agreed to pay a fee of approximately $15,000, plus expenses, for such services.

RECORD DATE AND QUORUM REQUIREMENT

         Our common stock, with no par value per share, is the only outstanding voting security of Pierre Foods. The close of business on ________, 2001 is the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, including at any adjournment. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. On the record date we had 5,781,480 shares of common stock issued and outstanding, held by 1,458 holders of record.

         To conduct any business at the special meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy at the beginning of the meeting. Proxies marked as abstentions are counted as shareholders represented by proxy at the special meeting for purposes of this quorum requirement.

REQUIRED VOTE; VOTING PROCEDURES

         Approval of the exchange agreement, which is attached to this proxy statement as Appendix A, will require the affirmative vote of the holders of 75% of the outstanding shares of Pierre Foods common stock at the special meeting. A failure to vote or a vote to abstain will have the same legal effect as a vote cast "AGAINST" approval.

         If you hold your shares through a broker, then your broker will vote your shares with regard to the exchange only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, then your shares will not be voted and they will have the effect of votes "AGAINST" the exchange and the exchange agreement. We expect that your broker will generally vote your shares "FOR" any other matters to be presented for shareholder approval at the special meeting, unless you provide instructions to your broker to the contrary.

         PF Management owns 3,630,212, or approximately 62.79%, of Pierre Foods' outstanding shares, which it will vote in favor of the exchange. Pierre Foods' other directors and executive officers, who together own 18,702 shares, or approximately 0.32% of the outstanding shares, have indicated that they also intend to vote their shares in favor of the exchange. Therefore, if the holders of an additional 687,196, or 11.89%, of the outstanding shares also vote in favor of the exchange, then the exchange will be approved.

VOTING AND REVOCATION OF PROXIES

         A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the special meeting by:

         - submitting to the Secretary of Pierre Foods a written instrument revoking the proxy;

         -  submitting a signed proxy bearing a later date; or

         - voting in person at the special meeting if you are (or obtain a legal proxy from) the record owner of the shares.

Subject to revocation, all shares represented by each properly executed proxy received by the secretary of Pierre Foods will be voted in accordance with the instructions indicated on the proxy and, if no instructions are indicated, will be voted to approve the exchange and the exchange agreement and on any other matter considered at the meeting as the persons named as proxies in their discretion decide.

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the secretary of the company prior to the special meeting.

EFFECTIVE TIME

         The exchange will be effective following shareholder approval of the exchange agreement when articles of exchange are filed with the Secretary of State of North Carolina. The time when the exchange becomes effective is referred to in this proxy statement as the "effective time." Provided that the exchange is approved by the shareholders at the special meeting, we expect to complete the exchange and file articles of exchange as soon as practicable after the special meeting, subject to the satisfaction or waiver of the other terms and conditions included in the exchange agreement. See "The Exchange -- Conditions."

PAYMENT OF EXCHANGE CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

         If the exchange is completed, then we will send you detailed instructions regarding the surrender of your stock certificates. Do not send your stock certificates to Pierre Foods or to anyone else until you receive instructions. We will send payment of the exchange consideration to you as promptly as practicable following our receipt of your stock certificates and other required documents.

RIGHTS OF OBJECTING SHAREHOLDERS

         If you oppose the exchange, then you may vote against it at the special meeting. Even if you vote against the exchange, if the holders of 75% of the outstanding shares of Pierre Foods common stock vote to approve the exchange, then the exchange will be completed and your shares will be converted into the right to receive $1.21 per share in cash.

         Notwithstanding approval of the exchange by other shareholders, however, under the North Carolina Business Corporation Act ("NCBCA"), holders of common stock who do not vote in favor of the exchange and who comply with notice requirements and other procedures have the right to dissent and be paid cash for the "fair value" of their shares. This appraisal right is the exclusive remedy to shareholders who object to the exchange, unless the exchange is unlawful or fraudulent. The "fair value" of the common stock as finally determined under such procedures may be more or less than the $1.21 exchange consideration. Failure to follow precisely the procedures required by the NCBCA may result in loss of dissenters' rights. PF Management may refuse to complete the exchange if holders of more than 5% of the outstanding shares of common stock exercise their right to dissent from the exchange. See "The Exchange -- Conditions."

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under the NCBCA and is qualified in its entirety by the full text of Chapter 55, Article 13 of the NCBCA ("Article 13"), which is reprinted in its entirety as Appendix D to this proxy statement. You should review Appendix D carefully.

         A holder of shares of common stock wishing to exercise dissenters' rights must:

         - notify Pierre Foods in writing before the special meeting of the holder's intent to demand payment for his or her shares; and

         -  not vote in favor of the exchange.

If the exchange agreement is approved by our shareholders, then Pierre Foods will mail a written notice to all shareholders who gave notice of their intent to demand payment within ten days of the special meeting. The notice to dissenters will:

         - state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         -  supply a form for demanding payment; and

         - set a date by which Pierre Foods must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date on which the notice is sent.

To exercise dissenters' rights, a shareholder who sent a dissenters' notice before the special meeting must demand payment and deposit his or her share certificates in accordance with the terms of the notice from Pierre Foods. A shareholder failing to do so will not be entitled to payment for his or her shares under Article 13. All notices, demands and other communications directed to Pierre Foods in connection with the appraisal process should be sent to:

                           Pierre Foods, Inc.
                           9990 Princeton Road
                           Cincinnati, Ohio 45246
                           Attention:  Pamela M. Witters, Secretary

         As soon as the exchange is completed, or within 30 days after receipt of a payment demand (the "First Demand") by a shareholder, Pierre Foods is required to pay such shareholder the amount

Pierre Foods estimates to be the value of the dissenting shares, plus interest accrued to the date of payment (the "First Dissent Payment"). Such payment will be accompanied by:

         - Pierre Foods' balance sheet as of the fiscal year ended March 3, 2001, an income statement and a statement of cash flows for that year and the latest available interim financial statements;

         - an explanation of how Pierre Foods estimated the fair value of the shares; and

         -  an explanation of how the interest was calculated.

         A dissenter may demand payment (the "Second Demand") of an amount in excess of the First Dissent Payment, if:

         - the dissenter believes that the amount of the First Dissent Payment is less than the fair value of the dissenting shares, or that the interest due is incorrectly calculated;

         -  Pierre Foods fails to make the First Dissent Payment; or

         - Pierre Foods, having failed to complete the exchange, fails to return deposited stock certificates to the dissenter within 60 days after the date set for demanding payment.

A dissenter will waive the right to make a Second Demand, and will be deemed to have withdrawn the dissent and demand for payment, unless such dissenter makes the Second Demand in writing within 30 days after Pierre Foods (x) makes the First Dissent Payment or (y) fails to take the actions described in the second and third bullet points above, as the case may be.

         If a Second Demand for payment remains unsettled, then a dissenting shareholder may file a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenter does not commence a proceeding within 60 days after the earlier to occur of the date Pierre Foods made the First Dissent Payment or the date of the dissenter's Second Demand, then the dissenter will be deemed to have withdrawn the dissent and Second Demand.

         The court may, in its discretion, make parties to the proceeding all dissenters whose demands remain unsettled. Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the First Dissent Payment. The court may assess the costs of a proceeding, including the compensation and expenses of appointed appraisers, as it finds equitable. The court may assess the fees and expenses of counsel and experts (a) against Pierre Foods if it finds that Pierre Foods did not substantially comply with Article 13 or (b) against either Pierre Foods or the dissenters if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights.

         If you object to the exchange and wish to examine your rights further, then you should consult your own legal counsel at your expense.

OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         Under North Carolina law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a special meeting. We do not expect to ask you to vote on any other matters at the special meeting. Nevertheless, if a motion is made to take some other action, including a procedural action such as to adjourn the meeting, you may also be asked to vote on such action at the special meeting. If you send your proxy to us for use at the special meeting and do not revoke that proxy by the means indicated above, then we will have authority to vote your shares in our discretion with regard to any such other motion or action that may arise, although a proxy marked to vote "AGAINST" the exchange will be voted "AGAINST" any proposal to adjourn the meeting to permit us more time to solicit proxies.

                                 SPECIAL FACTORS

BACKGROUND OF THE EXCHANGE

         In the spring of 1999, we decided to explore the possibility of maximizing shareholder value by selling one or both of our two core operations, consisting of the Claremont Restaurant Group and our food processing operations, along with our other businesses and properties. We engaged First Union Securities (then known as Bowles Hollowell Conner), a leading middle-market investment bank, to explore these possibilities for us.

         First Union Securities eventually found a buyer for the Claremont Restaurant Group and that division was sold in October 1999, leaving us principally with our food processing operations in Cincinnati and Claremont. Those operations, collectively called "Pierre Foods," unexpectedly proved more difficult to sell and in fact were not sold until PF Management agreed to buy them in the exchange covered by this proxy statement. Our other businesses and properties were disposed of in transactions referred to in the next paragraph.

         From July through August, 1999, we sold the entire equity interest in our country ham operation to Hoggs, LLC, majority-owned by Richardson. On September 14, 1999, we sold five former restaurant properties and one tract of vacant land to an entity in which Templeton was then a minority investor. In October 1999, we sold all assets related to a Bennett's Bar-B-Que restaurant to Fairgrove Restaurants, LLC, owned in part by Richardson and Clark. For further details of these transactions, see "Certain Relationships and Related Party Transactions."

         None of Richardson, Clark or Templeton, nor any of our other affiliates, expressed an interest in buying Pierre Foods prior to the events of 2001 described below. In the summer of 1999, in contrast, as the process of obtaining a firm commitment from a qualified buyer for the restaurants continued month after month with no success, Richardson and Clark developed an interest in bidding for the restaurants as a possible last resort.

         On July 22, 1999, we signed a letter of intent with an affiliate of Cracken, Harkey, Street & Hartnett, L.L.C., looking toward a sale of the Claremont Restaurant Group to a Cracken Harkey affiliate, Consolidated Restaurant Companies, Inc. A definitive purchase agreement was negotiated by the parties but was never signed because the parties failed to reach agreement on price. It was during the negotiations with Cracken Harkey that Richardson and Clark began to explore the possibility of buying the restaurants themselves. They were assisted in their consideration of this alternative by Patrick Daugherty and his colleagues in McGuire, Woods, Battle & Boothe LLP, company counsel. During August 1999, Richardson and Clark attempted to arrange commercial financing for a bid to purchase the restaurants. The one other possible buyer that was thought to be qualified and interested in the restaurants was Carousel Capital Partners, L.P.

         On September 2, 1999, in response to a request for guidance from First Union Securities, Clark stated that it was his and Richardson's desire to recommend to the board the sale of the restaurants to a third party at a fair price. The reason for Richardson's and Clark's personal interest, as explained to First Union Securities, was to serve as "a floor" for pricing the restaurants and to thereby flush out the best possible offer from the two identified purchaser-candidates.

         Later that day, Cracken Harkey notified us through First Union Securities that it would not be buying the restaurants. At about this time, a delegation of our independent directors met with Hunton & Williams and engaged that law firm to advise the board in response to a possible offer from management. The engagement lasted but a few days as in fact a management offer was never made. Instead, Carousel Capital made a firm offer to buy the restaurants through First Union Securities. The board accepted that offer.

         On September 10, 1999, a Carousel Capital affiliate, CRG Holdings Corp., signed a definitive agreement with us to purchase the Claremont Restaurant Group. This transaction closed on October 7, 1999.

         First Union Securities intensified its efforts to sell Pierre Foods following the closing of the sale of the Claremont Restaurant Group. This sales effort, which lasted several months, included preparation of a confidential memorandum describing the Pierre Foods business, dissemination of the memorandum to one hundred or so plausible strategic and financial buyers, further solicitation of approximately 25 candidates and management presentations to eight or ten interested parties.

         The most interested purchaser-candidate was Castle Harlan, Inc., a New York investment firm. We afforded Castle Harlan extensive due diligence, and we engaged with its representatives in intensive negotiations, but as year-end approached we had not yet settled upon an agreement. Meanwhile, our business had begun to erode because, we thought, our management had become too engrossed in the details (especially the continuing due diligence demands) of this transaction. The erosion in our business led to an erosion in Castle Harlan's willingness to pay a price that would be acceptable to our board. Consequently, we abandoned our attempt to sell Pierre Foods.

         In January 2001, for the reasons stated in "Purpose and Reasons of the MBO Group for the Exchange" below, Richardson and Clark began to consider the advisability of making an MBO offer. Our corporate and securities counsel, Patrick Daugherty, met with Richardson, Clark and others in Hickory on January 4, 2001 and, in response to questions, provided basic information about how an MBO offer might be organized and processed. A week later, Richardson, Clark, Daugherty and others discussed a timeline for a going-private transaction prepared by Daugherty at Clark's request.

         When Richardson and Clark decided to pursue an MBO offer, they interviewed Womble Carlyle Sandridge & Rice, PLLC, and, on or about January 26, 2001, they engaged that law firm to act as counsel for their acquisition vehicle, PF Management.

         On February 5, 2001, anticipating an MBO offer and the formation of a special committee to respond to that offer, Daugherty began to contact prospective financial advisors to determine their interest in and availability to serve the special committee in that capacity relative to this transaction.

         Our board of directors met on February 7, 2001. At the board meeting, Richardson and Clark announced that they were prepared to organize and lead an MBO that would result in the acquisition by their group of all or substantially all of the stock in public hands. The entire board (with Richardson and Clark absent from the meeting) then acted to organize the special committee, empowering it to consider, evaluate and negotiate the MBO offer on behalf of the board and the public shareholders and to make a recommendation to the board with respect to the offer.

         The special committee met for the first time immediately following the board meeting on February 7. In its organizational meeting the special committee elected a chairman, engaged Daugherty's law firm as its legal counsel, heard a report from its counsel regarding candidates for the position of financial adviser to the special committee and authorized counsel, working with special committee chairman Bobby Holman, to continue the search for a financial adviser.

         Counsel to the special committee subsequently continued initiating and pursuing discussions with possible financial advisers. Discussions occurred on February 9, 2001 and continued for the next two weeks, intensifying after February 20 when a leading candidate declined the engagement due to its capacity constraints. Counsel first made contact that same day with Grant Thornton, an internationally recognized professional services firm that provides, among other things, business valuations.

         On February 27, 2001, the special committee received a letter from David Clark, writing on behalf of PF Management, Inc., a company organized by Richardson and Clark, "for the purpose of developing a proposal to acquire all of the outstanding shares of common stock of Pierre Foods . . ." Clark's letter indicated PF Management's willingness to pay $1.19 per share in cash for all outstanding Pierre Foods stock in a transaction, subject to appraisal rights, that would result in Pierre Foods becoming a wholly-owned subsidiary of PF Management. The cash to be paid for the shares would be obtained from loans to PF Management arranged by PF Management shareholders and would be "fully funded" before execution of a definitive agreement.

         On February 28, 2001, counsel for the special committee spoke with counsel to PF Management about a possible timetable for a transaction, including the drafting of agreements and other documents and the negotiation of terms, particularly price. Later that day, the special committee met to consider the indication of interest received from PF Management. At that meeting the members of the special committee decided to engage Grant Thornton as their financial adviser. They decided upon Grant Thornton from among four candidates for a variety of reasons, particularly Grant Thornton's reputation for excellence. The members also authorized Bob Holman to respond to PF Management with a letter soliciting drafts of legal documents.

         Holman delivered a letter to Clark on March 1, 2001 commenting for the special committee, among other things, on PF Management's indication of interest:

                  "The price per share offered in your letter was the closing price of [Pierre Foods'] stock on the Nasdaq Stock Market on the day you delivered your letter. We will not comment on the fairness of that price now other than to say that we consider it (and the proposed structure) respectful of [Pierre Foods'] public shareholders. For that reason, among others, we are willing to enter into negotiations with [you] looking toward the execution of a definitive share exchange agreement documenting a transaction structured along the lines you proposed. We solicit your drafts of that agreement and of any and all ancillary documents. In providing these drafts, understand that we consider all terms and conditions, especially (but not only) the price per share, negotiable."

         On March 2, 2001, Grant Thornton began the field work on its engagement by touring our food processing facility in Claremont, North Carolina and interviewing the plant's management there. As requested, our finance staff gave Grant Thornton, among other things, detailed historical and projected financial statements for Pierre Foods.

         On March 14, 2001, Harrison Hurley and Company, financial advisors to PF Management, telephoned counsel to the special committee to comment on the market price of Pierre Foods common stock and the slow pace of the transaction. Harrison Hurley's representative pointed out that the last reported trade in the stock was at $1.00 a share, down significantly from the $1.19 offered earlier, and that volume was reportedly very light. Noting that PF Management was not irrevocably committed to the initially offered price, he suggested that the special committee should engage in price negotiations soon, before PF Management decided to decrease the offered price or withdraw its offer altogether. Counsel to the special committee responded that the reason for the delay was that the special committee was determined to proceed cautiously and that this meant that the special committee would be waiting for Grant Thornton to advise it regarding valuation and pricing before it would engage in price negotiations. Counsel to the special committee also stated that, if PF Management would proffer a draft of the exchange agreement, progress could perhaps be made by way of negotiating terms other than price while Grant Thornton continued its work. Harrison Hurley responded that a draft of the exchange agreement was expected for delivery imminently.

         Later that same day, counsel to PF Management delivered to counsel to the special committee a draft of an exchange agreement together with a timetable of events in furtherance and execution of the exchange. The draft of the agreement expressly left open four issues: the date beyond which either party could terminate the agreement unilaterally; the amount of a termination fee and maximum expense reimbursement payable by Pierre Foods to PF Management in certain circumstances; the maximum amount of shares permitted to dissent before PF Management would have the right to abandon the exchange; and the price per share of Pierre Foods common stock.

         Also on March 14, 2001, Grant Thornton conducted extensive due diligence of Pierre Foods on-site in Cincinnati. Representatives of Grant Thornton interviewed Norbert E. Woodhams, Robert C. Naylor and Pamela M. Witters, toured the company's Cincinnati facility and spoke with other company management.

         On March 15, 2001, counsel to the special committee met with representatives of Grant Thornton at Grant Thornton's offices in Southfield, Michigan. At that meeting, counsel to the special committee discussed the recent history, management and governance of the company and identified certain related party transactions known to such counsel.

         On March 19, 2001, Grant Thornton interviewed each of Richardson, Clark and Witters at the company's offices in Hickory.

         Also on March 19, 2001, counsel to PF Management phoned counsel to the special committee to advise him of PF Management's offer on three points not yet addressed: the outside termination date, proposed to be December 31, 2001; the proposed amount of the termination fee ($1,000,000) and the maximum amount of reimbursable expenses ($500,000); and the maximum number of dissenting shares (5%).

         Then, in the late afternoon of March 19, 2001, the special committee met in person in Hickory with its counsel to discuss in detail the terms and conditions of the exchange reflected in the initial draft of the exchange agreement as supplemented orally by counsel to PF Management earlier in the day. Counsel to the special committee was authorized and directed to present, to counsel for PF Management, the positions of the special committee on all issues other than price (as to which the special committee was awaiting guidance from Grant Thornton) and, with the guidance and concurrence of Chairman Holman, to negotiate the best possible terms and conditions with the ultimate objective being to present a recommended draft to the special committee for its consideration.

         On March 20, 2001, counsel to the special committee met with counsel to PF Management to negotiate all terms and conditions of the exchange agreement other than price. Following this negotiation session, counsel to PF Management discussed the issues and the proposed compromises and resolutions with PF Management, then produced and delivered to opposing counsel a new draft of the agreement.

         Also on March 20, 2001, Grant Thornton made an oral report of its preliminary valuation analyses and findings to counsel to the special committee and Witters. Based on its several preliminary analyses of valuation, Grant Thornton indicated that a price per share between $1.23 and $1.28 would be appropriate. A price per share as high as $1.44 could be justified, in Grant Thornton's preliminary view, based solely on an application of its comparable companies approach and assuming normalized expenses going forward. Grant Thornton advised the committee that the best valuation approach was based on consideration of the comparable companies, comparable transactions and discounted cash flow analyses in combination, not one analysis alone, and the committee agreed.

         On March 21, 2001, counsel to the special committee met again with counsel to PF Management to obtain PF Management's views on changes requested the day before but not yet agreed upon as reflected in the current draft. One key provision was the termination fee payable upon exercise of Pierre Foods' "fiduciary out," where PF Management was willing to accept less than previously demanded, yet still wanted a sum ($500,000) in addition to recovery-of-expenses (capped at another $500,000). Counsel also discussed among themselves appropriate provisions covering the exercise or termination of outstanding stock options.

         Later that same day, the special committee met again in person in Hickory, with Witters participating by telephone from Cincinnati and counsel participating by telephone from Charlotte. In this meeting, counsel described to the special committee the preliminary valuation analyses and findings of Grant Thornton, dwelling upon a range of $1.23 to $1.28 per share and the outlying, but justifiable, price of $1.44 per share. Certain Grant Thornton data in support of these findings were presented to, and reviewed by, the meeting participants. Upon review and consideration of all this information, the special committee was of the view that it should negotiate the best price attainable at or above $1.23 per share. Chairman Holman was tasked to do this. Holman stated that he would discuss Grant Thornton's analyses with representatives of Grant Thornton, to aid him in negotiations, before negotiating the price.

         Also during this meeting, counsel to the special committee reviewed in detail with the other meeting participants the progress in negotiating and documenting the exchange agreement as to all terms other than price. The special committee confirmed its counsel's authority and directive to continue negotiating with opposing counsel, the objective being to present an agreed-upon draft (including a price per share negotiated by Chairman Holman) to the special committee for its consideration.

         Immediately following the meeting of the special committee, its counsel engaged counsel to PF Management in dialogue regarding open issues in the exchange agreement. Subject to consideration of precedents, it was agreed that the termination fee payable upon exercise of the company's "fiduciary out" would be $100,000 plus reimbursement for actual expenses and that the termination fee payable by reason of Pierre Foods' material breach of the exchange agreement would be somewhat less -- $50,000 plus expenses. Counsel to PF Management agreed that the company's bylaws require approval of the exchange by the favorable vote of at least 75% of the outstanding shares. Both counsel noted in this regard that, given PF Management's covenant in the draft exchange agreement to maintain its share ownership at less than 50% before the vote, the 75% minimum would assure that the exchange would not be approved without the approval of a majority of the public shareholders. Finally, it was agreed that Pierre Foods would use its best efforts to cause all outstanding options to be exercised or cancelled by the time of mailing of definitive proxy materials, failing which PF Management could abandon the exchange.

         Holman consulted with Grant Thornton, Witters and counsel to the special committee on March 26, 2001, as anticipated in the immediately preceding meeting of the special committee. The purpose and focus of this meeting was for Grant Thornton to articulate its valuation determinations in detail as a predicate for price negotiations to be carried out by Holman personally. Grant Thornton stated that, based upon refinements in its analysis, it had adjusted the estimated range of per share fair market values for Pierre Foods common stock to a range of $1.14 to $1.23.

         Holman and Clark met in Hickory at 9:00 a.m., local time, on March 27, 2001, with counsel to the special committee, representatives of Harrison Hurley and counsel to PF Management all participating in that meeting from various locations by conference telephone. Holman began the meeting by acknowledging PF Management's earlier offer of $1.19 per share and by countering that offer with an offer of $1.30 on behalf of the special committee. When a representative of Harrison Hurley pointed out that the stock was then trading on Nasdaq at less than $1.00 per share, Holman indicated that a price between $1.19 and $1.30 could be negotiated. Clark asked for an adjournment.

         At 10:20 a.m., the meeting was reconvened among the same participants. At Clark's request, a representative of Harrison Hurley presented his firm's analyses of Pierre Foods' value. Harrison Hurley's balance sheet analysis yielded a value that its representative described as immaterial. Its analysis of cash flow in relation to companies that it considered comparable yielded a price per share of zero. Counsel to the special committee remarked that Grant Thornton had arrived at a valuation range higher than Harrison Hurley's indications by considering comparable companies and comparable transactions in terms of total invested capital to total revenues. Clark responded that he considered Grant Thornton's approach to be typical of "dot-com" companies, not of food processing companies, noting, however, that the two financial advisors' conclusions were broadly similar.

         Clark indicated that the buyout group put more weight on pure financial analysis than it did on market comparables, particularly market transactions. At this point, counsel to the special committee asked what the position of PF Management would be with respect to a solicitation of other bids for Pierre Foods. Clark responded that PF Management would most definitely oppose a competing bid. He stated that, while he thought he could justifiably seek a decrease from PF Management's original bid of $1.19, in the interest of proceeding with the transaction he would now bid $1.21 per share.

         Following a short recess in which Holman consulted with counsel to the special committee, at 11:10 a.m. the meeting was reconvened with the same participants. Holman asked Clark whether there was any room for improvement in the offered price. Clark answered that $1.21 per share was PF Management's best and final offer. Holman then stated that this price was within a range that he believed the special committee was prepared to accept; that he would recommend to the entire special committee that it accept that price; and that he believed the special committee would recommend the exchange to the entire board of directors at that price. Counsel to the special committee observed that the termination fee and certain other terms and conditions of the exchange agreement (other than price) remained to be negotiated to a conclusion. Counsel to PF Management noted that Holman and Clark had only agreed upon a price subject to the approval of all terms and conditions (including price) to be included in an exchange agreement that would be finalized and submitted for various corporate approvals.

         On the late afternoon of March 29, 2001, Clark observed that Pierre Foods stock had closed at $1.63 per share on Nasdaq, up from $1.06 the day before. On the advice of counsel to the special committee, concurred in by counsel to PF Management, a press release was prepared and issued before trading began the following morning. The press release stated in pertinent part as follows:

                  "Pierre Foods, Inc. (NASDAQ: FOOD) today announced that it is in advanced talks with a management group that reportedly owns 49% of the company's outstanding common stock and seeks to purchase, for cash, all shares owned by unaffiliated investors.

                  "A special committee of the company's board of directors has been negotiating the terms of a possible transaction with the management buyout group. . . . The price range
                  under discussion for the stock owned by public shareholders is significantly lower than the $1.63 price per share last reported by the Nasdaq Stock Market yesterday. . . .

                  "In April, the committee and the buyout group are expected to complete their negotiations and the committee is expected to bring this matter to the full board. An announcement will be made of any material action taken by the board."

         We filed this press release with the SEC on Form 8-K on the same day it was issued. The substance of the release was reported in The Wall Street Journal the next business day - April 2, 2001.

         On April 3, 2001, counsel to PF Management delivered to the special committee, through counsel, a revised draft of the exchange agreement said to reflect the current state of negotiations between the parties.

         On April 5, 2001, counsel to the special committee, counsel to PF Management and Clark discussed a timetable covering, among other things, the organization of PF Management, the consideration of the exchange by PF Management, the special committee and the board of directors of Pierre Foods, the execution and delivery of the exchange agreement and public announcement of the signing of the exchange agreement. This timetable was refined in subsequent conversations among the parties and their counsel.

         On April 6, 2001, Harrison Hurley commented directly to Grant Thornton on the transaction data utilized by Grant Thornton in its comparable transactions analysis, Grant Thornton having provided that data to Harrison Hurley on a prior occasion.

         Counsel to the special committee spoke with counsel to PF Management with respect to the current draft of the exchange agreement on April 9, 2001. Counsel observed that, according to the draft (and in contrast to earlier discussions and expectations), PF Management would not represent and warrant that it could finance the exchange. In a conversation with Clark, it was agreed that the change regarding financing might remain in the document only if PF Management would abandon any claim to a termination fee (in excess of its actual expenses). Clark agreed to abandon the termination fee, provided that PF Management's covenant to maintain its share ownership at less than 50% before the vote be deleted. Counsel to the special committee acknowledged that without this covenant, there was no assurance that approval of the transaction would require approval by a majority of the public shareholders.

         Counsel to the special committee advised the special committee of these developments and consulted with Holman on April 11, 2001. It was resolved that the special committee would not approve a sale of the company to PF Management (or to any other buyer) on the financing terms included in the current draft of the exchange agreement. Counsel to the special committee delivered that message to counsel to PF Management the next day.

         Also on April 11, 2001, counsel to PF Management delivered to counsel to the special committee, for its information, a draft of an amendment to the
Schedule 13D filed with the SEC by Richardson, Clark and others, together with a draft of a Schedule 13D to be filed with the SEC following the first acquisition of Pierre Foods common stock by PF Management.

         On April 13, 2001, a representative of PF Management telephoned counsel to the special committee to discuss the financing issue. In that discussion, it was agreed that, in the exchange agreement, PF Management would represent and warrant that PF Management and its shareholders collectively have cash and credit sufficient to pay the aggregate exchange consideration and to consummate the transactions contemplated by the agreement. After further discussion, it was agreed that Richardson and Clark would commit their personal resources and credit to the exchange transaction and would therefore become parties to the exchange agreement for that purpose. Immediately thereafter, counsel to the special committee confirmed with Chairman Holman that this resolution would satisfy the special committee.

         On April 16, 2001, PF Management delivered to the special committee, through counsel, another draft of the exchange agreement.

         On April 17 and 18, 2001, PF Management and its counsel worked with our management and with counsel to the special committee on the text of this proxy statement and other SEC filings. They consulted with one another on these days, and beyond, regarding the sequence of events pursuant to which PF Management would acquire shares of Pierre Foods stock from Richardson, Clark and Templeton incident to the organization of PF Management, as well as the regulatory consequences of those transactions. Leading up to the meetings held on April 26, 2001, PF Management and its counsel also worked with our management and with counsel to the special committee with respect to the sequencing of, the agendas for, the presentations to be made and the resolutions to be considered at those meetings.

         On April 19, 2001, counsel to PF Management and counsel to the special committee discussed the current draft of the exchange agreement with one another. Counsel to the special committee noted, and opposing counsel agreed, that the only substantive change needed in that draft was a refinement of a Pierre Foods representation and warranty to the effect that Grant Thornton's fee would be payable pursuant to its letter agreement dated February 27, 2001 as amended by a letter dated April 12, 2001. The Grant Thornton engagement letter had been amended by agreement with the special committee to include work by Grant Thornton needed on this proxy statement. Later that day, counsel to the special committee delivered a copy of the April 12, 2001 Grant Thornton letter amendment to PF Management by fax.

         Promptly following that discussion, PF Management delivered to the special committee, through counsel, the final draft of the exchange agreement. In the week leading up to the meetings of April 26, 2001, the parties and their counsel prepared documents for filing with the SEC and the public and generally prepared for the meetings.

         On April 26, 2001, following a meeting of the shareholders of PF Management during which the shareholders (Richardson, Clark and Templeton) approved and adopted the exchange agreement, the special committee met in person with its counsel in Hickory. Grant Thornton presented its final valuation analyses and conclusions during the meeting. Upon request, Harrison Hurley addressed the special committee with respect to PF Management's and its shareholders' assurances of financing. Counsel to the special committee was present throughout the meeting.

         Following a discussion by the special committee that included consideration of the factors mentioned under "-- Recommendation of the Special Committee and the Board of Directors" below, the special committee resolved unanimously to recommend to the entire board of directors that it approve and adopt the exchange agreement and the exchange and that the board recommend to the shareholders that they approve and adopt the agreement and the exchange.

         Later that same day, the board of directors met and the entire board took up the exchange and the exchange agreement outside the presence of Richardson and Clark. Counsel to the special committee and the board was present throughout the meeting. Again Grant Thornton presented its analyses and conclusions and Harrison Hurley spoke to the directors about the assured financing.

         Following a discussion by the board that included consideration of the factors mentioned under "-- Recommendation of the Special Committee and the Board of Directors" below, the board (other than Richardson and Clark, who were not present for any part of the discussion or the vote) resolved unanimously to approve and adopt the exchange agreement and the exchange and recommended that the shareholders of Pierre Foods approve and adopt the agreement and the exchange.

         The exchange agreement was signed immediately following the board meeting. We issued a press release announcing the execution of the exchange agreement before the stock market opened for trading the next morning.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         As discussed above under "-- Background of the Exchange," the special committee and the board of directors (other than Richardson and Clark) unanimously determined that the exchange agreement and the exchange are fair to and in the best interests of the public shareholders. THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE "FOR" THE APPROVAL OF THE EXCHANGE AGREEMENT AND THE EXCHANGE.

         The special committee and the board of directors consulted with their financial and legal advisors, drew on their knowledge of our business, operations, properties, assets, financial condition, operating results, historical public share trading prices and prospects and considered the following factors, each of which, in the opinion of the special committee and the board, supported the determination that the exchange agreement and the exchange are fair to and in the best interests of the public shareholders:

         - the belief of the special committee and the board that the exchange was a better alternative for the public shareholders than continuation of the status quo. The special committee and the board concluded that, based on Pierre Foods' limited trading volume, the lack of institutional sponsorship and public float, its small market capitalization and the lack of research attention that it received from market analysts, Pierre Foods' continuing status as a public company would limit the ability of Pierre Foods' shareholders to obtain a fair price by selling their shares in the market. See "-- Background of the Exchange" and "-- Projections."

         - the belief of the special committee and the board that the exchange would provide shareholders with liquidity for their investment that might not otherwise be available in the public market and would protect shareholders against further decreases in the stock price.

         - the fact that the $1.21 per share exchange consideration represented a significant premium to recent trading prices of the Pierre Foods common stock. The special committee and the board recognized that the exchange consideration was 33%, or $.30, above the $.91 per share closing price of the Pierre Foods common stock on the day PF Management made its final offer. See "Information Regarding Pierre Foods -- Market Prices of Common Stock; Dividends."

         - the financial advisor's opinion to the special committee and the board to the effect that the exchange consideration is fair to Pierre Foods' shareholders from a financial point of view. Grant Thornton analyzed the going-concern value of Pierre Foods, using the comparable companies, comparable transactions and discounted cash flow methodologies. The special committee and the board believed that Grant Thornton's focus on going-concern value was appropriate. They concurred with Grant Thornton's conclusion that indicia such as net book value or liquidation value were less meaningful given the nature of Pierre Foods' assets and business based on Grant Thornton's analysis that net book value was below the range of fair value determined by use of the other methodologies employed by Grant Thornton and did not reflect the going-concern value of Pierre Foods and that Grant Thornton found no evidence of hidden assets or other factors that might lead Grant Thornton to believe that a liquidation value analysis would be relevant. The special committee and the board noted that:

            - the per-share value calculation resulting from consideration of only Grant Thornton's comparable companies methodology or of only its comparable transactions methodology was, in each case, in excess of the exchange consideration, but concluded that these methodologies were not the best indicators of fair value for Pierre Foods. The special committee and the board concurred with Grant Thornton's conclusion that the most relevant of the possible valuation methodologies was one that averaged the per-share values produced by utilization of comparable companies, comparable transactions and discounted cash flow methodologies in combination;

            - the unwillingness of the two most senior members of senior management to remain with Pierre Foods in a transaction other than a management-led buyout made Pierre Foods less attractive to potential purchasers because of uncertainty as to whether Pierre Foods would be able to continue its historical financial performance or achieve the financial results of the projections prepared by our management with respect to Pierre Foods' financial performance for fiscal years 2002 through 2004 without these senior managers;

            - Grant Thornton's comparable companies methodology and the comparable transactions methodology relied on historical financial performance and that the discounted cash flow methodology relied on these projections;

            - a number of the comparable companies and comparable transactions used in Grant Thornton's analyses were not truly comparable to Pierre Foods in terms of size, market capitalization, financial performance or other relevant factors, supporting Grant Thornton's conclusion that an average of the per-share values produced by its three methodologies, including the discounted cash flow methodology, was most relevant to the exchange;

            - the exchange consideration was within the range of values calculated by Grant Thornton using this method.

         - the inability of any financial or strategic buyer other than PF Management to acquire Pierre Foods without triggering insolvency. The special committee and the board considered the fact that, because of an indenture covenant giving the senior noteholders "put" rights upon a change of control, the only transaction in which Pierre Foods' public shareholders could be bought out is a management buyout. Specifically, the indenture governing Pierre Foods' senior notes entitles the holders of the notes to put their notes to Pierre Foods for 101% of their face amount if more than 50% of the outstanding common stock is acquired by any person other than Richardson, Clark or James E. Harris, our former chief financial officer, and any entity controlled by them. Triggering this put right would render Pierre Foods insolvent. The special committee and the board determined, therefore, that the only realistic buyer of Pierre Foods is PF Management. It was also noted that the indenture covenant was entered into in June 1998, long before an MBO was planned by Richardson or Clark, and that at that time Richardson and Clark already beneficially owned more than 36% of Pierre Foods' outstanding stock.

         - the negotiations between the special committee and PF Management, resulting in its offer price being increased from $1.19 to $1.21. The special committee and the board considered the fact that these negotiations were conducted over a period of more than six weeks. The special committee and the board believed that the $1.21 exchange consideration was the highest price that PF Management would offer. See "-- Background of the Exchange."

         - the covenant of Richardson and Clark individually to pay the cash exchange consideration from their own funds and from financing they would arrange and personally guarantee.

         - the terms and conditions of the exchange agreement, particularly the provisions giving the board the right, subject to conditions, to respond to unsolicited inquiries, to modify or withdraw its recommendation and to pursue a more favorable transaction with a third party. The special committee and the board also considered the fact that the exchange agreement provided for the payment, in such circumstances, of PF Management's actual out-of-pocket expenses incurred in connection with the transaction, but no more, which the special committee and the board believed, under the circumstances, would not have an unreasonably preclusive effect on competing offers. See "The Exchange -- Nonsolicitation Covenant" and "-- Termination Fee."

         - the fact that between March 30, 2001, when the MBO negotiations were publicly announced, and April 26, 2001, when the board approved the exchange agreement, the company received no offers, inquiries or solicitations regarding alternative transactions.

         - the fact that completion of the exchange pursuant to the exchange agreement is not subject to satisfaction of any "due diligence" condition, which would likely not be the case in any competing transaction.

         - the requirement that the exchange be approved by the holders of 75% of the outstanding shares of Pierre Foods common stock. The special committee and the board considered that this requirement would facilitate an informed vote by the public shareholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure, and it would implicitly require (because PF Management and Pierre Foods' officers and directors own less than 75% of the outstanding shares) that at least some public shareholders must vote to approve the transaction. See "The Exchange -- Conditions."

         - the stated opposition of PF Management to any competing transaction, which effectively precludes any competing transaction because of PF Management's controlling position in Pierre Foods common stock. As the owner of more than 60% of the outstanding shares of Pierre Foods, PF Management has the power to defeat shareholder approval of any alternative transaction. It was also noted that, given the change in the financial condition of Pierre Foods and the reduced stock price, it was not surprising that Richardson and Clark believed that they could best protect their investment in Pierre Foods directly, rather than by selling to a third party.

         - the fact that Richardson and Clark, together with other officers and former officers of Pierre Foods, would be entitled to aggregate net payments in excess of $12.5 million under their change of control agreements and other similar contracts with Pierre Foods if a change of control were to occur by reason of a transaction with a competing bidder. The special committee and the board noted that this expense would significantly reduce the return to public shareholders in such a transaction, whereas the expense would not be incurred in the exchange. It was also noted that Pierre Foods entered into these agreements with Richardson and Clark in 1997 and amended them in 1999, again, long before an MBO was planned by Richardson or Clark.

         In concluding that the exchange is fair to and in the best interests of the public shareholders, the special committee and the board of directors also considered the following factors, each of which the special committee and the board considered to be a negative factor:

         - the fact that other offers were not solicited after PF Management's offer was received, noting, however, that no indications of interest were received even after public announcement of the negotiations with PF Management. The special committee and the board considered that other potential buyers had expressed an interest in acquiring the food processing operations of Pierre Foods in 1999, noting, however, that the company's results of operations, financial condition, cash flows from operations and business prospects were decidedly stronger in 1999 -- reflected in much higher market prices for Pierre Foods' common stock -- than they are in 2001. The special committee and the board also considered that, in 1999, notwithstanding extensive marketing efforts, no definitive agreement to sell the food processing operations was actually reached. They also considered the fact that any acquisition of all shares held by the public by any buyer other than a management buyout group would be opposed by PF Management, which owns enough stock to block such a transaction, and, even if "successful" notwithstanding PF Management's opposition, would trigger put rights for the senior noteholders, resulting in the company's insolvency. See
            "-- Background of the Exchange."

         - the fact that consummation of the exchange would preclude the public shareholders from having the opportunity to participate in the future growth prospects of Pierre Foods and that Richardson and Clark will have the opportunity to benefit from any increases in the value of Pierre Foods following the exchange as a result of their increased equity interest in Pierre Foods and therefore may receive a substantial economic benefit from the transaction. See "-- Purpose and Reasons of MBO Group for the Exchange" and "Effects of the Exchange."

         - the potential conflicts of interest of Richardson and Clark resulting from benefits that may be realized by them. The special committee and the board believe, nevertheless, that the procedures that they followed in their consideration of PF Management's offer, including extensive negotiation of the price and other terms of the exchange, addressed these conflicts and were fair to the public shareholders. See "-- Background of the Exchange" and "-- Conflicts of Interest."

         - the fact that PF Management and its shareholders have from time to time acquired shares at prices in excess of $1.21 per share. The special committee and the board considered the fact that Pierre Foods' stock price had dropped from a high of $10.50 in November 1999 to $0.91, the closing price on March 27, 2001, the day the final exchange price was negotiated, and concluded that those prices were not relevant to the current value of Pierre Foods' shares given adverse changes in the results of operations, financial condition and cash flows of Pierre Foods and adverse changes in the food processing industry generally. The special committee and the board also credited Richardson's disclosure that he purchased or caused PF Management to purchase shares from several shareholders at a substantial premium over the price to be paid to public shareholders in consideration of the long-time allegiance, association and relationship of these selling shareholders to Richardson. See "Information Regarding Pierre Foods -- Recent Stock Purchases."

         - the fact that Patrick Daugherty, lead counsel to the special committee and the board, had served extensively in the past as corporate and securities counsel to the company and, as described above under "Special Factors -- Background of the Exchange," had given preliminary advice to Richardson and Clark in the summer of 1999 and in January 2001 regarding possible transactions with the company. The special committee and the board also considered, however, that they had decided to engage Foley & Lardner notwithstanding Daugherty's prior assistance to Richardson and Clark because Daugherty had established a trusting professional relationship with the independent directors of the company over a period of several years, because he was a repository of significant institutional memory and knowledge about the company, because they believed that he was not beholden to Richardson or Clark and that he could and would advise them and act independently of Richardson and Clark, and because none of Daugherty's colleagues at Foley & Lardner who would be assisting the special committee and the board relative to this transaction had had any prior professional involvement with Richardson, Clark, Templeton or the company.


         The foregoing discussion of the information and factors considered by the special committee and the board is not meant to be exhaustive, but includes all material factors considered by the special committee and the board as part of the determination that the exchange and the exchange agreement are fair to, and in the best interests of, Pierre Foods and the public shareholders and by the board as part of its recommendation that the shareholders approve and adopt the exchange agreement. While each of the board and the special committee adopted the analysis and conclusions of Grant Thornton as described in "Opinion of Pierre Foods' Financial Advisor," it also considered all of the factors listed above in making the determination that the exchange and the exchange agreement are fair to, and in the best interests of, the public shareholders. The special committee and the board did not assign relative weights or quantifiable values to those positive and negative factors. Rather, the decisions of the special committee and the board were based on the subjective analysis by their members of those factors, including the analysis and conclusions of Grant Thornton, based on the totality of the information presented to and considered by it. In addition, based on the factors described above, the board and the special committee concluded that the exchange is procedurally fair to the public shareholders.

OPINION OF PIERRE FOODS' FINANCIAL ADVISOR

         The special committee retained the Valuation Services Group of Grant Thornton LLP to act as its financial advisor and, as requested by the special committee, (1) to analyze the proposed sale of Pierre Foods to PF Management, and (2) to render an opinion as to the fairness of such a transaction, from a financial point of view, to Pierre Foods' public shareholders. Prior to being engaged as the financial advisor to the special committee, Grant Thornton had no prior professional relationship with Pierre Foods, except as follows. In 2000, the Boston office of Grant Thornton was retained by Harrison Hurley and Company to perform tax consulting work, which was never completed, relative to Pierre Foods.

         At the request of the special committee, on April 26, 2001, Grant Thornton rendered its oral opinion to the special committee and to the board to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by Grant Thornton described in its opinion, the $1.21 per share exchange consideration to be received by Pierre Foods' shareholders (other than PF Management) pursuant to the exchange was fair from a financial point of view to such shareholders. Grant Thornton subsequently confirmed this opinion in writing by letter dated April 26, 2001.

         The full text of Grant Thornton's written opinion is attached as Appendix B to this proxy statement. We refer you to Grant Thornton's opinion, and you should consider it as a part of this proxy statement since we are incorporating it by this reference. The following description of Grant Thornton's opinion is only a summary. You should read the full opinion for a complete understanding of the opinion's assumptions, considerations and limitations.

         Grant Thornton's opinion only advises the special committee as to the fairness from a financial point of view of the exchange consideration. It does not address the merits of the special committee's decision to recommend the exchange to the board of directors or of the board's decision to adopt the exchange agreement and recommend the agreement to shareholders. The opinion is not a recommendation to you that you vote for or against the exchange or that you take any other action regarding the exchange.

         The special committee retained Grant Thornton on the basis of its experience with mergers and acquisitions, financings and advising boards of directors and shareholders regarding strategic alternatives. Grant Thornton is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and private placements of securities. Grant Thornton is a privately owned accounting and consulting firm which has been in business for over 75 years.

         In preparing its opinion, Grant Thornton, among other things:

                  - reviewed the exchange agreement among Pierre Foods, PF Management, Richardson and Clark.

                  - reviewed certain of our publicly available financial statements and other business and financial information.

                  - reviewed certain of our internal financial statements, financial forecasts and other data concerning us prepared by our management, including budgeted and projected income statements.

                  - met with members of our management to discuss our business, historical and projected financial results, financial condition and business prospects.

                  - reviewed the historical stock price and trading volume for our common stock.

                  - compared the financial terms of the exchange with the financial terms of acquisition and merger transactions involving companies that Grant Thornton deemed comparable to Pierre Foods, Inc.

                  -        prepared four discounted cash flow analyses of Pierre
                           Foods.

                  - made other studies and inquiries, and took into account other matters, that Grant Thornton believed were relevant to forming its opinion, including an assessment of general economic and market conditions.

         Grant Thornton did not independently verify any of the information it obtained for purposes of its opinion. Instead, Grant Thornton assumed the accuracy and completeness of all such information. Grant Thornton relied upon our management's assurances that information concerning our prospects, including budgeted and projected financial results, reflected the best currently available judgments and estimates of management as to our likely future financial performance. As to all legal matters, Grant Thornton relied on the advice of counsel to the special committee and assumed that the exchange will be completed in accordance with the terms of the exchange agreement. Grant Thornton did not make an independent evaluation or appraisal of the assets or liabilities of Pierre Foods. Grant Thornton personnel visited both of our operating facilities as well as corporate headquarters and were provided with third-party appraisals of the real estate and machinery and equipment assets of Pierre Foods conducted in June 2000. Grant Thornton's opinion is based on market, economic and other conditions as they existed and could be evaluated at the time the opinion was given.

         No limitations were imposed by Pierre Foods, the special committee or the board on the scope of Grant Thornton's investigation or the procedures Grant Thornton followed in rendering its opinion.

         In addressing the fairness, from a financial point of view, of the exchange consideration to be received by the public shareholders of Pierre Foods, Grant Thornton considered a variety of generally recognized valuation methodologies and utilized those it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves the determination of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Grant Thornton made qualitative judgments about the relevance and significance of each analysis and factor. Such analysis resulted in the calculation of ranges of implied per-share values for Pierre Foods common stock, including implied values that were greater than the exchange consideration; however, Grant Thornton did not consider that any particular implied value, whether less than or greater than the exchange consideration, was determinative of fairness. Rather, the range of implied values provided a range of fairness within which to evaluate the exchange.

         Grant Thornton believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and assumptions, would create an incomplete view of the process underlying its opinion.

         In performing its analyses, Grant Thornton made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pierre Foods. The analyses performed by Grant Thornton do not purport to be an appraisal and are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by Grant Thornton's analyses. No public company that Grant Thornton utilized as a comparison is identical to Pierre Foods, nor are the transactions utilized as a comparison identical to the exchange. Accordingly, a purely mathematical analysis based on such comparable companies or comparable business combinations is not a meaningful method of using the relevant data. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public share price or other values of the companies being compared.

         In connection with its analyses, Grant Thornton utilized estimates and forecasts of our future operating results contained in or derived from budgeted and projected income statements provided by our management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than the forecasts. The analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of Pierre Foods. Therefore, future results or actual values may be materially different from these forecasts or assumptions.

         Grant Thornton's opinion was one of many factors taken into consideration by the special committee in making its determination to approve the exchange agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of either the special committee or the board with respect to the value of Pierre Foods or whether the special committee or the board would have been willing to agree to different terms for the exchange.

         The following is a brief summary of the material analyses performed by Grant Thornton in connection with rendering their opinion to the special committee and the board. The following summary includes information presented in tabular form. In order to understand the financial analyses performed by Grant Thornton, the tables must be read together with the accompanying text. Also, for purposes of the financial analyses from which these per-share values were derived, Grant Thornton assumed that we would be operated by a management team with the perceived ability to achieve the financial results projected. The following analyses reflect substantially the same methodologies used by Grant Thornton in its presentations to the special committee and the full board of directors on April 26, 2001.

         COMPARABLE COMPANIES ANALYSIS. Grant Thornton reviewed and compared the financial and stock market performance of Pierre Foods and certain ratios and multiples of Pierre Foods to the financial and stock market performance and corresponding ratios and multiples of four publicly-held companies in the food processing industry that were considered by Grant Thornton to be generally comparable to Pierre Foods. The selected companies were Bridgford Foods Inc., Earthgrains Company, Hormel Foods Corporation and Rymer Foods Inc. (collectively, the "Comparable Companies").

         Among other analyses, Grant Thornton calculated the enterprise value (that is, equity market value, plus debt, less cash and equivalents) as a multiple of the latest twelve months' net sales for each of the Comparable Companies. All multiples were calculated using closing stock prices on March 22, 2001. A summary of the enterprise value multiples generated from this analysis is shown in the following table:

                                                           Invested Capital Multiple Based on Net Sales
                                                           --------------------------------------------
         Bridgford Foods Corporation                                            0.8
         Earthgrains Company                                                    0.7
         Hormel Foods Corporation                                               0.8
         Rymer Foods Inc.                                                       0.1
         Industry Median                                                        0.8

         Pierre Foods                                                           0.6

         Grant Thornton selected the Comparable Companies because they have general business, operating and financial characteristics generally similar to those of Pierre Foods. Grant Thornton noted, however, that no company used in this analysis is identical to Pierre Foods. Grant Thornton compared the financial performance of Pierre Foods for the period ended March 3, 2001 (which were preliminary, unaudited results provided by our management) to the Comparable Companies' latest twelve months income statement data. In comparing the income statement data of the Comparable Companies to Pierre Foods, Grant Thornton found that three of the four Comparable Companies were profitable (Rymer is the only comparable company that is not profitable) while we posted a net loss. Based on the multiples presented above, it appears that the market is willing to pay a higher multiple for a company that is profitable than for one that is not. In its analysis, Grant Thornton used the industry median of 0.8 as a benchmark multiple and adjusted it downward by 20% to account for various differences including size, growth, and geographic diversity. After adjusting the benchmark multiple, Pierre Foods' revenue multiple was estimated at approximately 0.6. It is purely coincidental that the adjusted revenue multiple used by Grant Thornton is the same as Pierre Foods' revenue multiple priced by the market.

         Using the adjusted revenue multiple of 0.6 presented above, Grant Thornton calculated the implied equity value per share of Pierre Foods' common stock as $1.45 on the basis of the revenues for the period ended March 3, 2001 and the shares and options (which are assumed to be worthless as their exercise prices exceed the exchange price) outstanding as of March 22, 2001.

         COMPARABLE TRANSACTIONS ANALYSIS. Grant Thornton reviewed and compared the publicly available financial data related to 15 business combination transactions in the food processing industry that it felt were generally comparable to the exchange and that disclosed financial information sufficient to provide valuation guidance (collectively, the "Comparable Transactions"). A list of the Comparable Transactions follows:

           Acquiror                                     Target                                    Date
-----------------------------               -----------------------------                   ----------------
Atlantic Premium Brands, Ltd.               J.C. Potter Sausage Company                     March 20, 1998
International Home Foods Inc.               Grist Mill Co.                                  April 14, 1998
ConAgra Inc.                                GoodMark Foods Inc.                             July 31, 1998
Aurora Foods Inc.                           Sea Coast Foods Inc.                            April 6, 1999
Smithfield Foods Inc.                       Animex SA - 66.6%                               April 12, 1999
Smithfield Foods Inc.                       Carrolls Foods Inc.                             May 7, 1999
IBP Inc.                                    Thorn Apple Valley Inc.                         August 25, 1999
Sparta Foods Inc.                           Food Products Corp.                             October 13, 1999
Aurora Foods Inc.                           Lender's(R) Bagels                              November 1, 1999
ConAgra Inc.                                Seaboard Corp.                                  January 3, 2000
Smithfield Foods Inc.                       Murphy Farms, Inc.                              January 5, 2000
IBP Inc.                                    Corporate Brand Foods America                   February 7, 2000
Kellogg Co.                                 Kashi Co.                                       June 29, 2000
ConAgra Inc.                                International Home Foods Inc.                   August 24, 2000
Pilgrims Pride Corp.                        WLR Foods Inc.                                  January 28, 2001

         Among other analyses, Grant Thornton calculated total invested capital relative to each of the Comparable Transaction companies' net sales. A summary of the total invested capital multiples generated from this analysis is shown in the following table:

           Total Invested Capital Multiple
                 Based on Net Sales
         ----------------------------------
         High                          1.50
         Low                           0.30
         Average                       0.87
         Median                        0.88

         Grant Thornton chose the Comparable Transactions because the target companies have general business, operating and financial characteristics similar to those of Pierre Foods. Grant Thornton noted, however, that no company or transaction used in the foregoing analysis is identical to Pierre Foods or the exchange. After analyzing the Comparable Transactions listed above, Grant Thornton determined that the median total invested capital to revenue multiple of 0.88 was an appropriate benchmark to use for its analysis. The median total invested capital to revenue multiple was adjusted downward by 20% to account for various differences including size, growth, and geographic diversity. After adjusting the benchmark multiple, Pierre Foods' total invested capital to revenue multiple was estimated at approximately 0.7. This adjusted transaction multiple was then applied to Pierre Foods' March 3, 2001 revenue information.

         Once a preliminary value was established, Grant Thornton needed to adjust for the change in control agreements in place for both Richardson and Clark. The revised agreements provide that, if a change of control in Pierre Foods occurs, the following benefits will be provided by Pierre Foods: three times the amount of the annual base salary of the officer; three times the amount of the cash bonus paid or payable to such person for the most recent fiscal year; and a "gross-up" payment for all excise and income tax liabilities resulting from payments under the change in control agreements. Based on these agreements, an adjustment of approximately $11,500,000 was made. At the time of its analysis, Grant Thornton was not aware that an additional $1 million was payable under similar agreements to other officers and former officers of Pierre Foods, and accordingly did not adjust for these potential payments. Additionally, since the Comparable Transactions' multiples are calculated on a control basis, a 35% minority interest discount was applied to account for the fact that only a minority interest in our common shares is subject to the exchange.

         Using the adjusted total invested capital to revenue multiple of 0.7 presented above and adjusting for the change in control agreements and minority interest, Grant Thornton calculated the implied equity value per share of Pierre Foods' common stock as $2.11 on the basis of the revenues for the period ended March 3, 2001 and the shares and options (which are assumed to be worthless as their exercise prices exceed the exchange price) outstanding as of March 22, 2001.

         DISCOUNTED CASH FLOW ANALYSIS. Grant Thornton performed discounted cash flow analyses to estimate the present value of Pierre Foods under four different scenarios. All four scenarios focused on projected income statements and debt-free net cash flows for fiscal years 2002 through 2006.

         - Scenario 1 reflects the value of Pierre Foods based on the budgeted and projected income statements for fiscal years 2002 through 2004 provided by our management, extended through fiscal 2006. For purposes of the extension, Grant Thornton assumed that:

                  - the net sales growth rate would be the same in 2005 and 2006 as in 2003;

                  - gross profit would remain stable throughout the five-year period; and

                  - operating profit would improve year-over-year in each of 2005 and 2006.

         -        Scenario 2 incorporated the following assumptions:

                  - sales growth equal to management's indications as to the highest growth rate Pierre Foods could sustain for the foreseeable future;

                  - gross profit levels on a percentage of sales basis equal to those in scenario 1; and

                  - operating profit margins equivalent to Pierre's historical results.

         -        Scenario 3 assumed the following:

                  -        sales growth at the same rate as in scenario 2;

                  -        gross profit at the same level as scenario 2; and

                  - improvements in operating profit as a percentage of sales along the lines of scenario 1.

         -        Scenario 4 assumed:

                  - revenue growth at the maximum level indicated by our management;

                  - gross profit margin increasing to the highest historical level achieved by Pierre Foods; and

                  - operating improvement to a level equivalent to the highest of the comparable companies analyzed in Grant Thornton's comparable company approach.

         Grant Thornton developed the various scenarios in order to determine the range of values achievable for Pierre Foods assuming differences in operating results from those determined by our management in their budgets and forecasts.

                  Scenario        Sales Growth Rate         Gross Margin         Operating Margin
                  --------        -----------------        --------------        ----------------
                     1              5.3% to 8.5%           37.3% per year           6.3% to 7.7%
                     2              15% per year           37.4% per year           3.8% to 4.7%
                     3              15% per year           37.3% per year           6.6% to 8.9%
                     4              15% per year            39% per year           8.9% per year

         For each of the four scenarios, the present value of Pierre Foods, the business enterprise, as of March 3, 2001, was determined by summing the present values of the projected debt-free net cash flows through March 3, 2006 plus the estimated terminal value of Pierre Foods as of March 3, 2006. The terminal value was calculated by increasing the debt-free net cash flow in fiscal 2006 by an estimated sustainable long-term growth rate, then capitalizing the resulting debt-free net cash flow at an appropriate capitalization rate. The capitalization rate was determined by deducting the estimated sustainable long-term growth rate from the discount rate. Debt-free net cash flow is defined as the unleveraged cash flow after tax obligations and consideration of adjustments for depreciation and amortization costs, capital expenditures and additional working capital requirements.

         The range of estimated values for Pierre Foods at the end of each period was calculated by applying a discount rate of 16.0% to the annual debt-free net cash flows and to the estimated value of Pierre Foods for the perpetual or terminal period following 2006. Grant Thornton arrived at this discount rate by calculating an estimated cost of capital for Pierre Foods using, among other things, the capital asset pricing model (CAPM) to calculate the cost of equity capital based on data obtained from recognized industry sources including Ibbotson Associates' Stock Bonds Bills and Inflation Yearbook 2000 and the Federal Reserve Statistical Release, and a cost of debt capital based on the interest rate of Pierre Foods' existing debt and an estimated premium that, in its opinion, Grant Thornton felt would need to be paid at the valuation date for any additional debt that was issued. The capital structure utilized to determine the overall weighted average cost of capital was based on the capital structures of companies in Pierre Foods' industry as determined by reviewing the data for Pierre Foods' SIC codes contained in Ibbotson Associates' Cost of Capital 2000 Yearbook.

         The sum of the values thus calculated provided an indication of the range of values of Pierre Foods' invested capital, which is synonymous with the business enterprise. The following table presents a summary of the implied invested capital values for Pierre Foods' based on these analyses:

                                   Scenario           Value of Invested Capital
                                   --------           -------------------------
                                      1                    $58.5 million
                                      2                   -$18.4 million
                                      3                    $19.7 million
                                      4                    $56.7 million

         To determine the value of the common equity, it was necessary to deduct from the invested capital value the value of Pierre Foods' interest-bearing debt, which was $118.3 million as of March 3, 2001. The following table presents a summary of the implied equity values per share of Pierre Foods' common stock from these analyses:

                                                           Value of the
                                                          Common Equity
                                   Scenario                 Per Share
                                   --------               -------------
                                      1                       $0.00
                                      2                       $0.00
                                      3                       $0.00
                                      4                       $0.00

         Grant Thornton did not attribute any particular weight to the four projection scenarios, noting that in each case the implied equity per-share value was zero.

         A significant consideration in the rendering of the Grant Thornton opinion was the existence of Change of Control Agreements between Pierre Foods and both James C. Richardson and David R. Clark. Under the agreements Richardson and Clark would be entitled to receive an aggregate payment in excess of $11 million upon the occurrence of any change in control as defined in the agreements. The significance of this fact was to increase the cost of a transaction other than the exchange and thus to diminish the return to shareholders from any such competing transaction. This fact caused Grant Thornton to place less reliance on the value indication derived under the comparable transaction analysis.

         Grant Thornton considered a combination of its comparable companies, comparable transactions and discounted cash flow methodologies to provide the most relevant indication of value. Grant Thornton believes that taken individually the methodologies provide value indications dependent on specific facts and circumstances, a subtle change to which could materially affect the value conclusion developed under a particular methodology. Such dependence has been mitigated through an analysis of value looking at the methodologies holistically; that is, how the various methodologies and their resulting value indications relate to each other to provide a total value picture. Thus, looking at the value indication of any single methodology does not provide adequate guidance as to the conclusion of value and fairness determined by Grant Thornton.

         RECENT STOCK PURCHASES. During April 2001, and prior to Grant Thornton issuing its fairness opinion on April 26, 2001, PF Management and certain of its affiliates acquired shares of our stock in a series of privately negotiated transactions. These transactions included purchases from certain executive officers, directors or affiliates of Pierre Foods or their relatives. These transactions occurred at prices ranging from $2.09 per share to $15.81 per share. Grant Thornton did not find these transactions to be relevant in its analysis of the exchange transaction and the fairness of the exchange from a financial point of view due to the fact that the purchases were negotiated outside of the public market. It is Grant Thornton's opinion that these prices are not representative of fair market value because they were based in part on non-business considerations and not solely on a financial analysis of Pierre's operations. As such, Grant Thornton believes that its analyses, as outlined herein, are more representative of the factors affecting the value of our stock and that, therefore, its range of possible values is more representative of fair market value than that indicated by the affiliated party transactions.

         OTHER ANALYSES PERFORMED AND FACTORS CONSIDERED. Grant Thornton computed Pierre Foods' net book value as approximately $26,968,539, or $4.67 per share, at March 3, 2001, based on preliminary, unaudited financial statements. Grant Thornton did not consider Pierre Foods' net book value to be material for purposes of its fairness opinion, however, because it is extremely rare for a company's market value to be the same as its accounting book value. Additionally, as Grant Thornton did not conduct independent appraisals of our tangible assets, intangible assets, or liabilities, they were not able to mark our balance sheet to market, which would be necessary to conduct an accurate valuation of Pierre Foods under an adjusted book value or cost based methodology. Similarly, Grant Thornton did not perform a liquidation value analysis of Pierre Foods because it found no evidence of hidden assets or other factors that might lead it to believe that such an analysis would be relevant for purposes of its fairness opinion. Although a liquidation valuation is called for under the rights agreement pursuant to which shareholders may purchase dilutive shares in a transaction involving a sale of Pierre Foods or its assets, the exchange agreement expressly avoids the terms of the rights agreement, negating the necessity of a liquidation analysis under the terms of the rights agreement.

         The implied per-share values presented in these analyses did not take into account all of the transaction expenses that are likely to be incurred in an acquisition of Pierre Foods because the level of such expenses is subject to considerable variation depending on the nature of the purchaser and the structure of the transaction. Specifically, the comparable companies and the discounted cash flow analyses did not reflect any transaction expenses. The comparable transaction analysis implicitly reflected the transaction expenses related to each transaction.

         In its engagement letter with Grant Thornton dated February 27, 2001 and amended April 12, 2001, Pierre Foods agreed to pay Grant Thornton an aggregate fee of approximately $145,000 for its services in connection with the exchange. The engagement letter also provides that Pierre Foods will reimburse Grant Thornton for its reasonable travel, legal and other out-of-pocket expenses incurred in connection with Grant Thornton's role thereunder and will indemnify Grant Thornton and its affiliates from and against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of Grant Thornton by the special committee.

PROJECTIONS

         As discussed above, Pierre Foods prepared projections with respect to its financial performance over a three-year period ending March 6, 2004. The following is a summary of the projections:

                                                                   PROJECTIONS
                                                                 (in thousands)

                                                                   Fiscal Year
                                                   ---------------------------------------------
                                                      2002               2003             2004
                                                   ---------          ---------        ---------
         Revenues                                  $ 222,212          $ 241,086        $ 261,844
         Cost of goods sold                          139,397            151,232          164,254
         Gross profit                                 82,815             89,854           97,590
         Operating expenses                           68,751             74,201           79,091
         Operating cash flow                           8,230              7,104            9,336
         Interest and other income                        --                 --               --
         Capital expenditures                         (4,416)            (4,580)         (12,945)

         Pierre Foods does not as a matter of course make public any projections as to future sales, performance, earnings or other results. However, the management of Pierre Foods has prepared the prospective financial information set forth above and included it in this proxy statement only because the information is available to PF Management and was used by the special committee, its financial advisor and the board of directors in evaluating the fairness of the exchange. This prospective financial information was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. However, in the view of Pierre Foods' management, this information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Pierre Foods. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. The projections are subjective in many respects and are thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of Pierre Foods or PF Management or their respective financial advisors, including economic forecasting (both general and specific to Pierre Foods' business), which is inherently uncertain and subjective. None of Pierre Foods' or PF Management's respective financial advisors assumes any responsibility for the accuracy of these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that Pierre Foods, PF Management, Grant Thornton, Harrison Hurley or any other person who received these projections considers them an accurate prediction of future events. Neither PF Management nor Pierre Foods intends to update, revise or correct these projections if they become inaccurate (even in the short term).

         Neither Pierre Foods' independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

VALUATION ANALYSIS OF PF MANAGEMENT'S FINANCIAL ADVISOR

         PF Management engaged Harrison Hurley and Company as its exclusive financial adviser with respect to the exchange. Harrison Hurley is a nationally recognized investment banking firm. As part of its investment banking business, Harrison Hurley is regularly engaged in the valuation of businesses and securities, mergers, acquisitions and private placements.

         As part of its engagement, Harrison Hurley was asked by PF Management to provide it with a preliminary range of fair values of Pierre Foods to assist it in determining an amount to bid for Pierre Foods and to assess the level of financing necessary to complete an exchange at a fair price. In addition, during the course of negotiations with Pierre Foods, Harrison Hurley assisted PF Management in deciding the amount it would offer.

         On March 27, 2001, Harrison Hurley presented a preliminary assessment of the value of Pierre Foods to PF Management. Harrison Hurley's report consisted of a one-page summary and oral explanation by representatives of Harrison Hurley of its procedures and methodologies. Harrison Hurley's preliminary assessment was based upon information provided to it by PF Management.

         Harrison Hurley reported to PF Management that it had evaluated Pierre Foods using various methodologies through:

         -        analysis of comparable companies; and

         -        analysis of comparable transactions.

         In its analysis of comparable companies, Harrison Hurley used other publicly owned protein processors, including: ConAgra (Swift, Armour, etc.), Hormel (pork), Smithfield (pork), Pilgrims Pride (poultry) and Tyson (poultry) as comparable companies based on the products offered by those companies, although all are significantly larger than Pierre Foods.

         Harrison Hurley analyzed the profitability of the industry competitors relative to Pierre and calculated commonly used industry multiples for these companies based on the latest twelve months of financial statements with respect to the following data:

         - The sum of price per share multiplied by outstanding shares (market capitalization) divided by total sales; and the sum of price per share multiplied by outstanding shares divided by earnings before interest and income tax expenses and charges for depreciation and amortization ("EBITDA").

         - The ratios of debt to sales; debt to EBITDA; debt to total capitalization; debt per outstanding share; earnings to sales; earnings per share; normalized (before reserves and unusual charges/credits) earnings per share; EBITDA to sales; book value (total stockholder equity) per share, and tangible book value (stockholder value less intangibles).

         The foregoing analysis using the protein processing companies considered most comparable based on products sold by those companies, indicated a close correlation between the generation of cash flow and the market value of stock, after giving consideration to the outstanding debt obligations of the companies. This study indicated an equity valuation per share for Pierre Foods ranging from $0 to $(.147).

         In its analysis of comparable transactions, Harrison Hurley used the acquisition of International Home Foods (Libby, Bumblebee, Chef Boyardee, others) by ConAgra (Armour, Swift, Hunts, Healthy Choice, others). Harrison Hurley considered this acquisition to be comparable to the proposed exchange principally because of the similarity in products offered by the two companies, but noted that both the acquirer and acquired were significantly larger than Pierre Foods. Again, Harrison Hurley calculated the pending $2.9 billion acquisition price as a multiple of its EBITDA. In addition, Harrison Hurley applied an 80% discount to this multiple to account for the difference in size between International Home Foods (sales $2.2 billion) and Pierre Foods. This analysis indicated an equity valuation per share for Pierre Foods ranging from $0.00 to $0.62.

         Pierre has not been profitable in past years, including the year ended March 3, 2001, and as the current cash flow projections are in excess of prior years results, Harrison Hurley did not use a weighting of prior period results with the present year. The non-weighted analysis gives the most favorable portrayal of Pierre Foods values. Discounted cash flow analysis of potential future results of Pierre operations was not considered germane, as the Harrison Hurley studies were relating Pierre Foods' value vis-a-vis competition in the protein processing industry. Future projections of the competitors are not available, thus comparison of future values cannot be completed.

         Harrison Hurley has performed several previous assignments for Pierre Foods from 1995 to 2000. These assignments have included strategic advisory services, debt placement, fairness opinions and bondholder relations.

         Under the term of its engagement letter with PF Management, Harrison Hurley is entitled to a fee of $35,000, plus reimbursement of its out-of-pocket expenses.

         You may review and copy Harrison Hurley's report during regular business hours at its offices located at 1 Turks Head Place, Providence, Rhode Island. This report was also filed as an exhibit to the Schedule 13E-3 filed by PF Management. In addition, we will provide you with a copy of the report at no cost to you. See "Available Information" and "Information regarding Pierre Foods -- Incorporation of Documents by Reference."

CONFLICTS OF INTEREST

         In considering the recommendations of the special committee and of the board of directors with respect to the exchange, shareholders should be mindful that James C. Richardson, Jr., Chairman of the board of directors, and David R. Clark, Vice-Chairman, own 88.11% of the outstanding common stock, and they control, PF Management, which will own all of the outstanding common stock of Pierre Foods immediately after the exchange. The special committee and the board of directors were aware of these conflicts of interest and considered them among other factors described under "-- Recommendation of the Special Committee and the Board of Directors." The special committee considered PF Management's post-exchange ownership of Pierre Foods to be a negative factor in its determination that the exchange is fair to the public shareholders.

         PF Management expects that Mr. Templeton will join the Pierre Foods board of directors after completion of the exchange but the overall size of the board will be reduced. Other than the addition of Mr. Templeton, however, PF Management has not determined what specific changes it will make in the Pierre Foods board after completion of the exchange.

         The exchange agreement requires that Pierre Foods indemnify its current and former directors and officers for six years after the completion of the exchange against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of Pierre Foods at or prior to the time the exchange is completed (including the transactions contemplated by the exchange agreement). In addition, Pierre Foods is obligated for a period of six years from the time the exchange is completed to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the time the exchange is completed.

         Members of the special committee received fees for their service on that committee of $2,500 per meeting. As the special committee held five meetings, each member received $12,500 in the aggregate for service on the committee. In addition, each director of Pierre Foods, including each member of the special committee, received $10,000 per meeting of the board of directors and $5,000 per meeting of each and every other committee of the board in the fiscal year ended March 3, 2001. Richardson, Clark and Woodhams received no fees for their service as directors for the fiscal year ended March 3, 2001. The aggregate amount paid to each independent director for such service to the board and on board committees (other than the special committee) was as follows for the fiscal year ended March 3, 2001:

                      INDEPENDENT DIRECTOR                          AGGREGATE FEES
                    ------------------------                        --------------
                    E. Edwin Bradford                                  $65,000
                    Bobby G. Holman                                    $80,000
                    Richard F. Howard                                  $70,000
                    Lewis C. Lanier                                    $70,000
                    William R. McDonald, III                           $80,000
                    Bruce Meisner                                      $85,000

         Our independent directors also own shares of our common stock. Based on their stock ownership as of April 27, 2001 indicated below, our independent directors will receive the following aggregate cash consideration for their shares in the exchange, based on an exchange price of $1.21 per share:

INDEPENDENT DIRECTOR                                 SHARES OWNED                      EXCHANGE CONSIDERATION
--------------------                                 ------------                      ----------------------
E. Edwin Bradford                                        3,141                                 $3,801
Bobby G. Holman                                          5,728                                 $6,931
Richard F. Howard                                           --                                     --
Lewis C. Lanier                                             --                                     --
William R. McDonald, III                                   860                                 $1,041
Bruce Meisner                                               --                                     --

PURPOSE AND REASONS OF THE MBO GROUP FOR THE EXCHANGE

         PF Management and its shareholders, including Richardson and Clark (collectively, the "MBO Group"), are engaging in the transactions contemplated by the exchange agreement to acquire ownership of all of the outstanding capital stock of Pierre Foods. The MBO Group believes that, due to decreasing profitability and increasing risk in the food processing industry generally, our small size and the lack of equity research coverage for our common stock (factors they believe are in large measure beyond our control), it is and will continue to be difficult for us to attract new investor interest and to obtain access to the capital markets, and for our shareholders, including themselves, to get a fair price when selling their shares in the market. In addition, trading volume in our common stock has historically been low. For the twelve months immediately preceding March 30, 2001, when we announced that we were in advanced talks with PF Management looking toward the exchange, the trading volume averaged approximately 5,816 shares a day.

         While Richardson and Clark believe that these factors do and would continue to limit the ability of our shareholders, including themselves, to receive a fair price selling their shares in the market, they also believe that we are a valuable company with the opportunity to increase our revenues and net income in the future. Richardson and Clark believe that as a private company, Pierre Foods can better position itself for long-range strategic planning, without the concern of short-term impact on stock price. They also believe that the expenses and pressures of being a public company are significant for a company our size and that mitigating those expenses and pressures would enhance our long-term success. They believe that the exchange offers our shareholders the opportunity to obtain a fair value for their shares, with PF Management's final offer of $1.21 per share being 33% above the $0.91 per share closing price of our common stock on March 27, 2001, the day PF Management made its final offer. However, the MBO Group also recognizes that the exchange will deprive the public shareholders of Pierre Foods of the opportunity to share in any future increase to its revenues or net income.

         PF Management owns 3,630,212 shares of Pierre Foods common stock. If the exchange is completed, then PF Management will own all of Pierre Foods' outstanding common stock. The MBO Group believes that, if Pierre Foods is able to successfully continue its business strategy, then the value of its ownership interest in Pierre Foods will, over time, exceed the amount that they will have invested through completion of the exchange.

POSITION OF THE MBO GROUP AS TO FAIRNESS OF THE EXCHANGE

         The MBO Group has considered the analyses and findings of the special committee and the board of directors (described in detail in "Special Factors -- Recommendation of the Special Committee and the Board of Directors") with respect to the fairness of the exchange to Pierre Foods' public shareholders. As of the date of this proxy statement, the MBO Group adopted the analyses and findings of the special committee and the board with respect to the fairness of the exchange and believes that the exchange is both procedurally and substantively fair to Pierre Foods' public shareholders.

         In adopting the analysis and findings of the special committee and the board, the MBO Group noted that the ability of Pierre Foods to effect any alternative transaction has been effectively precluded by the decision of their controlled company PF Management, holder of approximately 63% of the Pierre Foods common stock, to oppose any alternative transaction and by the refusals of

Richardson and Clark, at a minimum, to waive the benefits of their change of control agreements in connection with any alternative transaction.

         Richardson and Clark, who are Pierre Foods' two most senior executive officers, had advised the special committee that they would not remain employees of Pierre Foods if it became a division or portfolio investment of another company and that, accordingly, they would not waive the benefits of their change of control agreements to facilitate any transaction alternative to the exchange. Richardson and Clark believe that they have the right (i) to choose to leave the employment of the company, (ii) to refuse to waive their contractual rights and
(iii) to exercise (through PF Management) their shareholder rights and that their personal decisions as to such matters do not affect the procedural fairness of the exchange.

         As members of the board of directors, Richardson and Clark abstained from voting on approval of the exchange agreement and on the recommendation to the shareholders that they vote to approve the agreement.

         The MBO Group believes that the exchange is both procedurally and substantively fair to Pierre Foods' public shareholders.

                             EFFECTS OF THE EXCHANGE

         As a result of the exchange, the public shareholders of Pierre Foods will be entitled to receive $1.21 per share of Pierre Foods common stock, a price 33% above the $0.91 per share closing price of our common stock on March 27, 2001, the day PF Management made its final offer.

         As a consequence of the exchange, public shareholders will not continue their equity interest in Pierre Foods as an ongoing corporation and therefore will not share in the future earnings and potential growth of Pierre Foods. Public shareholders also will not bear the risk that the value of Pierre Foods stock will decrease in the future. Upon completion of the exchange, Pierre Foods common stock will no longer be traded on the Nasdaq Small Cap Market, price quotations will no longer be available and the registration of the Pierre Foods common stock under the Securities Exchange Act of 1934 will be terminated. The termination of registration of the common stock under the Exchange Act will make many of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable. Pierre Foods will continue to file periodic reports with the SEC, however, as required by the indenture governing our senior notes. The cost savings to Pierre Foods as a result of this mitigation of SEC-administered compliance obligations is estimated at approximately $250,000 per year.

         PF Management will own all of the outstanding common stock of Pierre Foods upon consummation of the exchange. Investment in Pierre Foods following the exchange will involve substantial risk resulting from the limited liquidity of such an investment. PF Management believes, nevertheless, that, if Pierre Foods can implement its business strategy, then the value of PF Management's investment in Pierre Foods common stock will be much greater than the amount of its investment made through the exchange. See "Forward-Looking Information."

         The receipt of cash pursuant to the exchange will be a taxable transaction. See "Federal Income Tax Consequences."

                                  THE EXCHANGE

         The exchange agreement provides that PF Management, a newly organized North Carolina corporation, will become the holder of all of the outstanding shares of our common stock pursuant to the terms and conditions of the agreement. The exchange is a statutory share exchange, not a merger.

         The exchange agreement is included in its entirety as Appendix A. The discussion in this proxy statement of the exchange and the summary description of the principal terms of the exchange agreement, while complete in all material respects, is subject to and qualified in its entirety by reference to the full text of the agreement.

ACQUISITION OF PIERRE FOODS

         Upon completion of the exchange, we will be a wholly-owned subsidiary of PF Management. We will continue to have all of the assets and liabilities we had immediately before the exchange.

CONVERSION OF SECURITIES

         At the effective time of the exchange, each share of our common stock issued and outstanding other than shares held by PF Management, together with the associated preferred stock purchase rights, will be exchanged for and become the right to receive $1.21 per share, without interest, from PF Management without further action on the part of the holder. Shares of common stock held by PF Management at the time of the exchange will not be altered or affected in any way by the exchange.

         On August 28, 1997, Pierre Foods declared a dividend distribution of preferred stock purchase rights (the "rights"). Pursuant to the terms of a rights agreement dated September 2, 1997, between Pierre Foods and American Stock Transfer & Trust Company, the holder of a right is entitled to purchase from Pierre Foods upon a sale of Pierre Foods or its assets 1/100 of a share of its junior participating preferred stock, series A, or in certain circumstances, to purchase either Pierre Foods' common stock or the common stock of an acquiring company at one-half of its market price. Under the exchange agreement, all of the common stock of Pierre Foods, together with the rights, other than shares owned by PF Management, will be converted into the right to receive cash consideration.

         At the effective time, PF Management will irrevocably deposit with a bank or trust company selected by PF Management and reasonably satisfactory to us cash sufficient to pay the consideration for the exchanged shares. All such funds will be held in trust for shareholders and will be disbursed to shareholders upon surrender of the certificates representing the exchanged shares. Any interest or income on such funds will be the property of PF Management.

         Shareholders immediately prior to the effectiveness of the exchange will not be entitled to receive any dividends declared and payable in respect of the exchanged shares after effectiveness of exchange.

TREATMENT OF OPTIONS

         We will terminate all plans or arrangements providing for the issuance or grant of any equity security or instruments convertible into equity securities of our company, including the 1987 Special Stock Option Plan, the 1997 Special Stock Option Plan and the 1997 Incentive Stock Option Plan. All options granted under the option plans will be cancelled prior to effectiveness of the exchange.

TIME OF CLOSING

         The exchange will close on the second business day after satisfaction or waiver of the conditions to the exchange. To complete the exchange, Pierre Foods and PF Management will file articles of share exchange with the Secretary of State of North Carolina.

TRANSFER OF SHARES

         No transfers of shares of our common stock will be made on the stock transfer books at or after the effective time of the exchange. Certificates representing shares of common stock presented to us after the effective time will be cancelled and exchanged for cash.

CONDITIONS

         The obligation of Pierre Foods and PF Management to effect the exchange is subject to the satisfaction of each of the following conditions, which may be waived at the appropriate party's discretion, to the extent permitted by applicable law, other than the first listed condition:

         - the exchange has been approved by the holders of at least 75% of the common stock entitled to vote;

         - no law, rule, regulation, order, decree or injunction prohibits the exchange;

         - there is no pending or threatened proceeding challenging or prohibiting the exchange or which is reasonably expected to have a material adverse effect on one of the parties; and

         -        all governmental approvals of the exchange have been obtained.

         Neither Pierre Foods nor PF Management is aware of any governmental consent, approval or notice required for the exchange.

         Our obligation to effect the exchange is subject to the satisfaction of the following conditions, unless waived by us:

         - PF Management's representations and warranties in the exchange agreement are accurate as of the closing; and

         - PF Management has performed its obligations under the exchange agreement.

         The obligations of PF Management to effect the exchange are subject to the satisfaction of each of the following conditions, unless waived by PF
Management:

         - our representations and warranties in the exchange agreement are accurate as of the closing;

         - we have performed our obligations under the exchange agreement;

         - dissenter's rights are not exercised by holders of more than 5% of our outstanding common stock;

         -        no material adverse change in our business has occurred;

         - there is no general suspension of trading securities on the Nasdaq Stock Market or declaration of a banking moratorium;

         - there is no action pending or threatened which could limit the ability of PF Management to exercise full rights of ownership of shares acquired in the exchange or require PF Management to divest shares acquired in the exchange; and

         - PF Management has obtained financing satisfactory to it in its discretion to pay the exchange consideration and expenses of the exchange.

         After approval of the exchange agreement by our shareholders, no condition may be waived that reduces the amount or changes the form of the cash exchange consideration to be received by our shareholders, or that would adversely affect our shareholders, unless a waiver of such condition is approved by the shareholders.

FINANCING OF THE EXCHANGE

         Unless waived by PF Management, obtaining financing to pay the exchange consideration is a condition which must be satisfied in order to complete the exchange. However, Richardson and Clark (1) have individually represented in the exchange agreement that they are able to pay the exchange consideration from their own funds or from financing which they arrange and personally guarantee and (2) have agreed to do so. See "- Representations and Warranties" below.

         We estimate that a total of approximately $3.1 million will be required to complete the exchange, including approximately $2.6 million to pay the exchange consideration and $525,000 to pay fees and expenses related to the transaction.

REPRESENTATIONS AND WARRANTIES

         We have made customary representations and warranties in the exchange agreement regarding, among other things, authorization of the exchange agreement, our operations and our financial matters.

         PF Management has made customary representations and warranties in the exchange agreement regarding, among other things, its organization and authorization of the exchange.

         PF Management, jointly and severally with Richardson and Clark, also have represented that Richardson and Clark are able to pay the exchange consideration and the expenses of the exchange, either with their personal assets or by arranging for PF Management to obtain financing guaranteed by them for this purpose. Richardson and Clark covenant to make their assets available or to arrange for such financing in order to fund the exchange.

         The representations and warranties of the parties in the exchange agreement will expire upon completion of the exchange, and none of the parties or their respective officers, directors or shareholders will have any liability with respect to these representations or warranties after the completion of the exchange.

COVENANTS

         In the exchange agreement, we have agreed that prior to completion of the exchange, unless otherwise agreed to in writing by PF Management or as otherwise contemplated by the exchange agreement, we and each of our subsidiaries will conduct business substantially consistent with past practice and will not:

         - issue equity securities or instruments convertible into equity securities;

         - make a distribution or disposition of our assets, capital or surplus (except in the ordinary course of business);

         -        take any action which would impair our assets; or

         - take any action which would cause our representations and warranties to be untrue.

         Each party also has agreed to provide prompt notice to the other upon obtaining knowledge of:

         - any event which would likely cause any representation or warranty made by it to be untrue prior to closing; and

         - any notice from a third party that the consent of such third party may be required to effect the exchange.

         In addition, PF Management agreed that, prior to the completion of the exchange, it would not do or fail to do, or cause any person to do or fail to do, any act that would cause us to breach any of our representations and warranties.

NONSOLICITATION COVENANT

         Under the terms of the exchange agreement, we have agreed not to permit any of our subsidiaries, directors, officers, agents, advisors or representatives to solicit, initiate, facilitate or encourage any inquiries or proposals with respect to alternative business combinations. However, we may provide information and enter into discussions in response to an unsolicited proposal if our board of directors, upon recommendation of the special committee and upon advice of counsel and financial advisors, determines that such action is in the best interest of shareholders and is required by its fiduciary duties. We are obligated to inform PF Management immediately of any alternative business proposals.

INDEMNIFICATION AND INSURANCE

         The exchange agreement provides that for six years after the closing of the exchange our current and former directors and officers (including the members of the special committee) and any of our subsidiaries (i) will be indemnified by us, to the fullest extent permitted by applicable law, against any losses, claims, damages, liabilities, costs or expenses arising from his or her service as an officer, director or employee prior to and at the completion of the exchange, and (ii) will be advanced expenses (including attorneys' fees) incurred in defense of any action or suit. In addition, we are required to maintain in effect, for a period of six years after the closing of the exchange, directors' and officers' liability insurance of at least the same amounts and comparable coverage as currently in effect.

EXPENSES

         The parties have agreed to pay their own costs and expenses in connection with the exchange. We will bear the costs and expenses incurred in printing, filing with the SEC and mailing to shareholders this proxy statement and other materials in connection with the special meeting.

TERMINATION, AMENDMENT AND WAIVER

         At any time before completion of the exchange, the exchange agreement may be terminated by the mutual consent of Pierre Foods and PF Management.

         Either party may terminate the exchange agreement prior to completion of the exchange by written notice to the other party:

         - if the exchange has not been completed by September 30, 2001, but the party seeking to terminate for this reason must not be in breach of its obligations under the exchange agreement; or

         - if completion of the exchange is prohibited by a court or governmental entity.

         In addition, PF Management may terminate the exchange agreement prior to effectiveness of the exchange by written notice to us if:

         - there has occurred, and PF Management has notified us of, a material breach by us of any representation, warranty, covenant or agreement in the exchange agreement;

         - our board of directors or special committee withdraws, modifies or changes its recommendation to the shareholders to approve the exchange, or recommends any other proposal to the shareholders; or

         - we have received a proposal for an alternative business combination and do not reject it within 10 business days.

         We may terminate the exchange agreement prior to effectiveness of the exchange by written notice to PF Management if:

         - there has occurred, and we have notified PF Management of, a material breach by PF Management of any representation, warranty, covenant or agreement in the exchange agreement; or

         - the board of directors has determined in good faith that a failure to terminate the exchange agreement and enter into an alternative transaction would constitute a breach of its fiduciary duty.

         Subject to applicable law, the exchange agreement may be modified or amended, and provisions waived, by written agreement of the parties. After approval of the exchange agreement by our shareholders, however, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the exchange consideration to be received by the shareholders, or that would adversely affect the shareholders, unless such amendment or waiver is approved by the shareholders. With respect to any decision regarding a material modification, amendment or waiver of the exchange agreement, our board of directors, in the exercise of its fiduciary duty and in accordance with applicable law, will determine whether resolicitation of the shareholders is required.

TERMINATION FEE

         In the event that the exchange agreement is terminated by:

         - by us due to receipt of a proposal for an alternative transaction which is superior to the exchange;

         - by PF Management due to our board of directors' withdrawal of its recommendation to shareholders, our board of directors' recommendation of an alternative proposal to shareholders, or receipt of an alternative proposal which is not rejected by our board; or

         - by PF Management due to our breach of a representation, warranty, covenant, or agreement in the exchange agreement and within two months after such termination we receive a proposal for an alternative transaction, which results in a definitive agreement as to such transaction within 12 months of the termination;

then we are required to promptly reimburse PF Management for its actual out-of-pocket fees and expenses in connection with the exchange.

REGULATORY APPROVALS

         We are not aware of any governmental license or regulatory permit that is material to our business and that is likely to be adversely affected by the exchange or of any approval or other action by a state, federal or foreign governmental agency that is required to effect the exchange.

ACCOUNTING TREATMENT

         PF Management will account for the exchange as a purchase business combination.

                                FEES AND EXPENSES

         Whether or not the exchange is consummated, Pierre Foods will pay the following fees and expenses in connection with the exchange and related transactions:

         Expense or Fee                                                             Estimated Amount
         --------------                                                             ----------------
         Financial advisory fees and expenses.............................           $    150,000
         Legal fees.......................................................           $    200,000
         Accounting fees..................................................           $     50,000
         Printing and mailing expenses....................................           $    100,000
         Solicitation expenses............................................           $     15,000
         SEC filing fees..................................................           $        521
         Miscellaneous ...................................................           $      9,479
                                                                                      ------------
                Total.....................................................           $    525,000
                                                                                      ============

         Except for the SEC filing fee, all of these fees are estimated.

         For a description of Pierre Foods' obligation, even in some cases if the exchange is not consummated, to pay or reimburse PF Management for expenses incurred by PF Management in connection with the exchange, see "The Exchange -- Expenses" and "-- Termination Fee." See "Special Factors -- Opinion of Pierre Foods' Financial Advisor" for a description of the fees to be paid to Grant Thornton in connection with its engagement. For a description of fees paid to the members of the special committee, see "Special Factors -- Conflicts of Interest."

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations relevant to the exchange that are generally applicable to holders of Pierre Foods common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Pierre Foods common stock as described in this proxy statement. Special tax consequences not described below may be applicable to particular classes of taxpayers, including insurance companies, financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, other foreign entities or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

         The receipt of the $1.21 per share cash exchange consideration in the exchange by holders of Pierre Foods common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $1.21 and the holder's basis per share in the common stock. This gain or loss generally will be a capital gain or loss. In the case of domestic individuals, trusts and estates, most of this capital gain will be subject to a maximum federal income tax rate of 20 percent for shares of common stock held for more than 12 months prior to the date of disposition. For domestic corporations, capital gains are taxed at the rate generally applicable to the corporation for the current taxable year. For shares held less than 12 months the gain or loss will be a short-term capital gain or loss. As a general rule, short-term capital gains are taxed at ordinary income rates.

         A holder of Pierre Foods common stock may be subject to backup withholding at the rate of 31% with respect to the exchange consideration received, unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the back-up withholdings rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of common stock under the exchange, each holder must provide the disbursing agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Pierre Foods common stock who does not provide Pierre Foods with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules may be credited against the holder's federal income tax liability. Pierre Foods (or its agent) will report to the holders of common stock and the IRS the amount of any "reportable payments," as defined in
Section 3406 of the Code, and the amount of tax, if any, that is withheld.

         THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH HOLDER OF COMMON STOCK MUST CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE TO THAT HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                       INFORMATION REGARDING PIERRE FOODS

         We engage in one line of business -- food processing. We own and operate food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. We are a leading manufacturer of fully-cooked branded and private-label protein and bakery products, and we believe that we are the largest integrated producer of microwaveable sandwiches. We provide specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. We sell primarily to the foodservice market and serve leading national restaurant chains, a majority of primary and secondary schools, vending, convenience store and other niche markets.

         Pierre Foods, Inc. was organized as a North Carolina corporation in 1970. Our principal executive offices are located at 9990 Princeton Road, Cincinnati, Ohio 45246. Our telephone number there is (513) 874-8741.

         We have attached a copy of our annual report on Form 10-K for the fiscal year ended March 3, 2001 as Appendix C to this proxy statement. This document contains more detailed information about us.

INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference our annual report on Form 10-K for the fiscal year ended March 3, 2001 filed with the SEC and attached as Appendix C to this proxy statement.

         In addition, we are incorporating by reference all documents we file in response to the requirements of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Accordingly, those documents will be considered a part of this proxy statement from the date they are filed.

         If you would like copies of the documents we file after the date of this proxy statement, please contact Pamela M. Witters at Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246 or by telephone at (513) 874-8741. You may also review our filings with the SEC as described under "Available Information."

SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents our selected historical financial data and other operating information for the five fiscal years ended March 3, 2001, which are derived from our audited consolidated financial statements. The consolidated financial statements for such five fiscal years have been audited by Deloitte & Touche LLP, independent auditors. The data is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements, related notes and other financial information included in our annual report on Form 10-K for the fiscal year ended March 3, 2001. Our Form 10-K accompanies this proxy statement, and the financial statements included in those reports are incorporated into this proxy statement by reference.

                                                                          Fiscal Years Ended
                                                   -----------------------------------------------------------------
                                                    March 3,     March 4,     March 6,   February 27,  February 28,
                                                     2001         2000         1999         1998          1997
                                                   ---------    ---------    ---------   -----------   -----------
                                                             (dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
  Revenues .....................................   $ 211,040    $ 185,598    $ 156,842    $  66,245    $  58,615
  Cost of goods sold ...........................     133,740      116,025      101,413       59,153       53,821
  Selling, general and administrative ..........      62,962       65,319       40,003       10,356        7,630
  Loss on sale of Mom 'n' Pop's Country Ham, LLC          --        2,857           --           --           --
  Net (gain) loss on disposition of property,
     plant and equipment........................          27          (22)       1,004         (640)        (346)
  Depreciation and amortization ................       6,238        5,662        4,902        1,615        1,401
                                                   ---------    ---------    ---------    ---------    ---------


  Operating income (loss) ......................       8,073       (4,243)       9,520       (4,239)      (3,891)
  Interest expense .............................      13,334       14,986       12,332        1,762        1,868
  Other income, net ............................         281          169          409          204           61
  Income tax benefit ...........................         767        4,825          613        1,926        2,262
                                                   ---------    ---------    ---------    ---------    ---------


  Loss from continuing operations ..............      (4,213)     (14,235)      (1,790)      (3,871)      (3,436)
  Income from discontinued operations ..........          --        2,828        4,285        6,121        5,461
  Gain on disposal of discontinued operations ..          --        6,802           --           --           --
  Extraordinary item(1) ........................        (455)         (52)         (64)          --          415
                                                   ---------    ---------    ---------    ---------    ---------

  Net income (loss) ............................   $  (4,668)   $  (4,657)   $   2,431    $   2,250    $   2,440
                                                   =========    =========    =========    =========    =========

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED:
  Loss from continuing operations ..............   $   (0.73)   $   (2.45)   $   (0.30)   $   (0.68)   $   (0.67)
  Income from discontinued operations ..........          --         0.49         0.72         1.08         1.07
  Gain on disposal of discontinued operations ..          --         1.17           --           --           --
  Extraordinary item ...........................       (0.08)       (0.01)        0.01)          --         0.08
                                                   ---------    ---------    ---------    ---------    ---------


  Net income (loss) ............................   $   (0.81)   $   (0.80)   $    0.41    $    0.40    $    0.48
                                                   =========    =========    =========    =========    =========

OTHER DATA:
  Capital expenditures .........................   $   2,764    $   5,488    $  15,479    $  13,252    $   9,702
  Ratio of earnings to fixed charges ...........        0.64        (0.27)        0.79        (2.22)       (2.04)

BALANCE SHEET DATA:
  Working capital (deficit) ....................   $  36,120    $  36,403    $  27,126    $    (497)   $   2,114
  Total assets .................................     160,308      164,727      216,989       71,656       59,571
  Total debt ...................................     115,165      115,479      146,940       20,918       18,208
  Shareholders' equity .........................      26,867       31,533       41,152       39,227       31,348
  Book value per share .........................        4.65         5.45         7.09         6.65         5.88

(1)      Reflects an extraordinary loss from early extinguishment of debt in the amount of $455 in fiscal 2001,
         $52 in fiscal 2000 and $64 in fiscal 1999, and an extraordinary gain from early extinguishment of debt in the amount of $415 in fiscal 1997.

STOCK OWNERSHIP

         The following table shows, as of April 27, 2001, except as otherwise indicated, the holdings of Pierre Foods common stock by (1) any entity or person known to us to be the beneficial owner of more than five percent of the outstanding shares, (2) each director and each executive officer and (3) by all directors and executive officers as a group.

                                                                    Number of Shares of               Percent of
                     Name and Address of                               Common Stock                  Outstanding
                      Beneficial Owner                              Beneficial Ownership            Common Stock(1)
                      ----------------                              --------------------            --------------
PF Management, Inc.(2)............................................       3,630,212                      62.8%
   361 Second Street, N.W.
   Hickory, NC 28601
James C. Richardson, Jr.(3).......................................       3,630,212                      62.8
   P.O. Box 3967
   Hickory, NC 28603
David R. Clark(3).................................................       3,630,212                      62.8
   P.O. Box 3967
   Hickory, NC 28603
James M. Templeton(3).............................................       3,630,212                      62.8
   P.O. Box 1295
   Claremont, NC 28610
Dimensional Fund Advisors Inc.(4).................................         493,375                       8.5
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
Norbert E. Woodhams...............................................           7,627                         *
   9990 Princeton Road
   Cincinnati, OH 45248
Bobby G. Holman...................................................           5,728                         *
   4090 Golf Drive
  Conover, NC 28613
E. Edwin Bradford(5)..............................................           3,141                         *
   P.O. Box 3081
   Hickory, NC 28603
Pamela M. Witters.................................................           1,346                         *
   9990 Princeton Road
   Cincinnati, OH 45246
William R. McDonald III(6)........................................             860                         *
   1257 25th Street Pl., SE
   Hickory, NC 28602
Richard F. Howard.................................................              --                        --
   5982 Hwy. 150 East
   Denver, NC 28037
Lewis C. Lanier...................................................
   P.O. Box 518                                                                 --                        --
   160 Centre Street, NE
   Orangeburg, SC 29115
Bruce E. Meisner..................................................              --                        --
   1316 2nd Street NE, Suite No. 8
   Hickory, NC 28601
All directors and executive officers as a group (10 persons)......       3,648,914                     63.11%

* Less than one percent.

(1) The actual number of shares outstanding at April 27, 2001 was 5,781,480. Each percentage has been calculated on the basis of such number. In addition, there were 5,000 shares subject to outstanding call options exercisable not later than May 4, 2001. Shares subject to such options have not been considered outstanding for the purpose of computing the percentage of outstanding shares owned by the person who holds such options. Each of these options will be cancelled as a condition of the exchange.

(2) All of the shares owned of record by PF Management are also deemed to be beneficially owned by Richardson, Clark and Templeton in their capacity as directors. Richardson, Clark and Templeton are also shareholders of PF Management.

(3) Consists of 3,630,212 shares deemed to be owned beneficially through PF Management.

(4) The information provided for Dimensional Fund Advisors Inc. ("Dimensional") was obtained from a Schedule 13G dated February 6, 2001, filed with the SEC by Dimensional. According to the filing, Dimensional is a registered investment advisor with voting and/or investment power over the shares disclosed as beneficially owned by it. The filing states that the shares are actually owned by investment companies, trusts and accounts advised by Dimensional and that Dimensional disclaims beneficial ownership of the shares.

(5) Includes 1,200 shares deemed to be owned beneficially through an individual retirement account.

(6)      Consists of 860 shares owned of record by this shareholder's spouse.

         In addition to Richardson and Clark (acting through PF Management), all of our directors and executive officers, who together own 18,702, or 0.32%, of the outstanding shares, have indicated to us that they intend to vote their shares in favor of the exchange. Each of these directors and officers intend to do so because they believe that the $1.21 per share consideration to be paid to shareholders in the exchange is fair based on the analysis of the board of directors, the special committee and its financial advisor described earlier in this proxy statement.

MARKET PRICES OF COMMON STOCK; DIVIDENDS

         Pierre Foods common stock is traded on the Nasdaq Small Cap Market (symbol: FOOD). The following table sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date.


                                                Fiscal Years Ended or Ending
                           --------------------------------------------------------------------
                              March 4, 2000            March 3, 2001         March 2, 2002*
                           -------------------     --------------------    --------------------
                             High        Low         High        Low        High         Low
                           --------   --------     --------    --------    -------     --------
First Quarter              $  6.938   $  5.125     $  4.813    $  2.375    $ 1.937     $  0.906
Second Quarter                9.875      6.750        3.094        1.75         --           --
Third Quarter                10.500      6.688         2.50       1.125         --           --
Fourth Quarter                6.375      3.000         1.25        0.75         --           --

-------------
*Through April 27, 2001.

         The book value of a share of Pierre Foods common stock as of March 3, 2001 was $4.65 and the tangible book value of a share on that date was $(8.00).

         On ______ ___, 2001, the last day prior to the printing of this proxy statement on which Pierre Foods common stock was traded, the closing price per share of such stock as reported by Nasdaq was $____. On that date, 5,781,480 shares of common stock were issued and outstanding.

         We are prohibited from paying cash dividends on our common stock by the terms of the indenture governing our senior notes and by our credit agreement with Fleet Capital Corporation.

                       INFORMATION REGARDING PF MANAGEMENT

         PF Management is a recently incorporated North Carolina corporation organized for the purpose of effecting the exchange. Its principal executive offices are located at 361 Second Street, NW, Hickory, North Carolina 28603. Its telephone number is (828) 324-7474. James C. Richardson, Jr. and David R. Clark are directors and executive officers of PF Management and James M. Templeton is a director of PF Management. They own the outstanding common stock of PF Management in these proportions: Richardson, 52.9%, Clark, 35.2% and Templeton, 11.9%. Messrs. Richardson and Clark are directors and executive officers of Pierre Foods.

         PF Management is not required to file reports with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

RECENT STOCK PURCHASES

         Richardson, Clark and their affiliates contributed 3,037,285 Pierre Foods shares to PF Management in exchange for shares of PF Management. PF Management assumed debt in the aggregate amount of approximately $16 million in connection with contribution of such shares, which was guaranteed by the shareholders of PF Management. 2,556,534 of these shares are pledged to secure part of this debt.

         On April 17, 2001, PF Management purchased an aggregate of 592,927 shares of Pierre Foods stock in private transactions at prices representing a substantial premium over the price to be paid in the exchange. As stated in the
Schedule 13D filed with the SEC by the MBO Group on April 27, 2001, Richardson caused PF Management to purchase these shares, and Richardson made the purchases described below, in consideration of the long time allegiance, association and relationship of the selling shareholders to Mr. Richardson. As stated in the
Schedule 13D, in the opinion of Richardson and PF Management, these purchase prices substantially exceed the fair value of the shares of common stock acquired. The shares purchased by PF Management included shares purchased from the following persons who were executive officers, directors or affiliates of Pierre Foods at the time of the purchase, each payable in notes of PF
Management:

                                           SHARES         PRICE PER SHARE
                                           ------         ---------------
         James M. Templeton                64,280             $ 2.09
         Larry D. Hefner                   30,000             $ 8.00
         Richard F. Howard                 12,569             $ 7.50

         The shares contributed to Pierre Foods by Richardson included shares purchased by Richardson from the following persons who were executive officers, directors or affiliates of Pierre Foods at the time of the purchase, each currently payable in notes assumed by PF Management:

                                           SHARES          PRICE PER SHARE
                                           -------         ---------------
         Gregory A. Edgell                 363,414            $ 15.81
         Charles F. Connor, Jr.            715,163            $  8.53
         L. Dent Miller                    521,421            $  7.00

         The following table sets forth the amount of Pierre Foods common stock purchased by PF Management, Richardson, Clark and Templeton during the prior two years, the range of prices paid per share and the average purchase price per share paid during each quarterly period presented. The purchases summarized below include the purchases from affiliates described above as well as non-affiliate and open market transactions. We have not presented quarterly periods in which no purchases were made.

                                     Number of Shares           Range of Prices         Average Price
                                     ----------------           ---------------         -------------

                                            Fiscal Year Ended March 4, 2000
                                            -------------------------------
Fourth Quarter                          1,476,606                $4.31 - $8.53              $7.60


                                            Fiscal Year Ended March 3, 2001
                                            -------------------------------
First Quarter                                 307                    $5.84                  $5.84
Second Quarter                                 92                    $5.84                  $5.84

                                            Fiscal Year Ending March 2, 2002
                                            --------------------------------
First Quarter *                         1,034,563                $2.09 - $15.81             $9.93

------------
*Through April 27, 2001.

MANAGEMENT

         The following table sets forth information about the directors, executive officers and shareholders of PF Management:

                                                      Principal Employment; Five-year
Name and Business Address                          Employment History; Other Directorships
-------------------------                         ---------------------------------------
James C. Richardson, Jr.                     Director and executive officer of Pierre Foods since
361 Second Street, NW                        1987, including Chairman since 1999, Chief Executive
Hickory, NC 28603                            Officer from 1993 to 1996, Vice Chairman and President
(828) 304-2304                               from 1993 to 1996, and Vice President from 1989 to 1993.

David R. Clark                               Director since 1996 and Vice Chairman since 1999 of
361 Second Street, NW                        Pierre Foods and President and Chief Operating Officer
Hickory, NC 28603                            from 1996 until 1999; Executive Vice President and Chief
(828) 304-2307                               Operating Officer of Bank of Granite, located in Granite
                                             Falls, North Carolina, from 1994 to 1996; for 13 years
                                             before that, various executive capacities with BB&T, a
                                             commercial bank and trust company, including President of
                                             BB&T of South Carolina during 1993 and 1994.

James M. Templeton                           Management consultant since October 1999; Senior Vice
3445 East Main Street                        President of Real Estate of Claremont Restaurant Group
Claremont, NC 28610                          from December 1987 to September 1999.
(828) 459-2111

         None of the directors, executive officers or shareholders of PF Management has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Each of the directors and executive officers of PF Management is a citizen of the United States.

         All information contained in this proxy statement concerning PF Management is based upon statements and representations made by its representatives to our representatives.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         HERTH Management, Inc. provides management services to Pierre Foods, including strategic planning and the direction of strategic initiatives, including the identification and pursuit of mergers, acquisitions, other investment opportunities (both within and without Pierre Foods' industry) and divestitures; management of Pierre Foods' relationships with investment bankers, securities broker-dealers, significant shareholders, noteholders, banks, lawyers and accountants; facilitating meetings of the board of directors; and general oversight of Pierre Foods' performance. HERTH provides the full-time services of Richardson and Clark to Pierre Foods. In exchange for these services, HERTH is entitled to $1,500,000 per year pursuant to a management services agreement, which expires in March 2002. Prior to April 17, 2001, the shareholders of HERTH included Richardson (22.0%), Templeton (11.0%) and Columbia Hill, LLC (45.0%), whose equity owners included Clark (45.0%) and Richardson (40.0%). Pierre Foods paid HERTH $2,550,000 in fiscal 2001, consisting of $1,300,000 under the HERTH agreement and an additional $1,250,000 as bonuses paid to Richardson. Pierre Foods paid $3,241,270 in fiscal 2000, consisting of $1,300,000 under the HERTH agreement and an additional $1,941,270 as bonuses paid to Richardson. The HERTH agreement provides for $200,000 of Clark's salary to be paid for by HERTH. In fiscal 2001 and 2000, Pierre Foods paid such amount directly to Clark and reduced the $1,500,000 owed to HERTH under the HERTH agreement by $200,000 in each year. As of April 17, 2001, HERTH was owned only by Richardson and Gregory
A. Edgell, a former affiliate of Pierre Foods. As of April 25, 2001, the HERTH agreement was assigned to PF Management.

         Columbia Hill Management, Inc., owned 50% each by Richardson and Clark, provides accounting, tax and administrative services to Pierre Foods, as well as professional services for the management of special projects. During fiscal 2001, Columbia Hill Management also provided consulting services for development of new food service programs, and consulting services for assessment and development of alternative warehousing and distribution programs. Fees paid for these services were approximately $860,000 in fiscal 2001.

         On September 13, 1999, Pierre Foods, Claremont Restaurant Group, HERTH and Templeton entered into a severance, consulting and noncompete agreement pursuant to which Templeton agreed to provide consulting services to Claremont for a term of five years, beginning on the date of disposition of Pierre Foods' membership interest in Claremont. Templeton also agreed not to compete with Claremont during the five-year term. On such date, Pierre Foods paid Templeton a lump sum payment of $315,000 plus a "gross up" amount equal to all income and excise tax liabilities related to such payment, and an additional amount of $34,437 representing future premium payments on a life insurance policy insuring Templeton. The payment of $315,000 to Templeton represented (a) $236,538 for his agreement not to compete with Claremont, (b) $70,961 for the consulting services to be provided, and (c) a severance amount of $7,501.

         During fiscal 2001 and 2000, Columbia Hill, LLC owed Pierre Foods as much as $705,493 pursuant to a promissory note payable on demand and bearing interest at the prime rate. Columbia is owned in part by Richardson and Clark, who have unconditionally guaranteed repayment of the note. In April 2001, the note was assumed by PF Management.

         Atlantic Cold Storage of Mocksville, LLC, owned one-third each by Richardson and Clark, plans to construct and finance a public cold storage warehouse which would lease space to Pierre Foods as well as to others. The proposed agreement with Pierre Foods is for 10 years and a minimum of 4,000 pallet positions to be leased as of April 1, 2001 or the first date the facility is operational. Pierre Foods also agreed to pay $250,000 for specialized construction costs. On November 7, 2000, a fairness opinion was obtained which stated that the proposed lease is no less favorable to Pierre Foods than those that could be obtained in an arm's-length transaction with a non-affiliated person, and that the transaction is fair to Pierre Foods. During fiscal 2001, Pierre Foods paid $250,000 to Atlantic Cold Storage for the specialized construction costs.

         On September 14, 1999, Pierre Foods sold five former restaurant properties and one tract of vacant land, with a combined book value of $2,433,482, to an entity in which Templeton was then a minority investor, for a total cash purchase price of $938,585. This transaction was completed under an agreement entered into earlier during fiscal 2000 and was contingent upon the sale of the Claremont Restaurant Group. Under the terms of the initial agreement, all non-operating restaurant properties, consisting of seven former restaurant locations and three tracts of undeveloped land with a total book value of $3,620,842, were offered for sale at an aggregate price of $2,635,000. The agreement further specified that the cash proceeds from the sale of any of these properties to third parties prior to the sale of Claremont would reduce the purchase price of the remaining pool of properties on a dollar-for-dollar basis, subject to the sale of Claremont. Prior to the sale, four of the properties, with a book value totaling $1,187,359, were sold to unrelated third parties for cash totaling $1,557,065.

         On December 16, 1999, the board of directors approved a loan to Richardson in an amount up to $8.5 million for the purpose of enabling Richardson to purchase shares of Pierre Foods' common stock owned by certain shareholders. The terms of the loan provide that outstanding amounts will bear a simple interest rate of 8 1/2%, with principal and interest due three years from the date of the loan. At the end of fiscal 2000, disbursements under the loan totaled $5 million.

         On July 1, 1999, Pierre Foods' subsidiary, Pierre Foods, LLC sold a 1% membership interest in Mom 'n' Pop's Country Ham, LLC, Pierre Foods' country ham operation, to Richardson for $9,950. In August 1999, effective as of July 2, 1999, Pierre Foods conveyed its 99% membership interest in Mom 'n' Pop's to Hoggs, LLC in exchange for a promissory note in the principal amount of $985,050 due December 31, 1999. As security, each of the members of Hoggs, LLC pledged his or her membership interest in Hoggs to Pierre Foods. Richardson holds a 55% membership interest in Hoggs. In addition, Pierre Foods provided a revolving line of credit of $500,000 to Hoggs for working capital. As of the end of fiscal 2000, Hoggs paid the promissory note and the line of credit in full.

         In October 1999, Fresh Foods Sales, LLC, a wholly-owned subsidiary of Pierre Foods, sold all assets related to its Bennett's Bar-B-Que restaurant located in Conover, North Carolina, to Fairgrove Restaurants, LLC. Fairgrove purchased the assets for approximately $1.1 million in cash and assumed certain related liabilities. Richardson and Clark each hold a 17.5% membership interest in Fairgrove.

         Columbia Hill Land Company, LLC, owned 50% by each of Richardson and Clark, leases office space to Pierre Foods in Hickory, North Carolina, pursuant to a ten-year lease that commenced in September 1998. Rents paid under the lease were approximately $103,000 in each of fiscal 2001 and 2000.

         All material transactions with affiliates of Pierre Foods are first reviewed by the sensitive transactions committee of the board, which is composed of three independent directors. Upon recommendation of this committee, such transactions are then presented to the entire board, where they must be approved by a majority of the independent directors.

         For information on recent stock purchases by the MBO Group, including purchases from affiliates, see "Information Regarding PF Management."

                              INDEPENDENT AUDITORS

         The consolidated balance sheets as of March 3, 2001 and March 4, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended March 3, 2001, included in our annual report on Form 10-K attached as Appendix C to this proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. A representative of Deloitte & Touche LLP will be at the special meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                              SHAREHOLDER PROPOSALS

         Our annual meeting of shareholders is normally held in July of each year. In April 2001, in light of PF Management's proposal to acquire Pierre Foods in the exchange, we postponed indefinitely the next annual meeting of shareholders. If the proposal to approve the exchange is not approved at the special meeting, then the annual meeting of shareholders will be held as soon as practicable thereafter. Shareholder proposals intended to be presented at the next annual meeting were required to be submitted to Pierre Foods by February 28, 2001 to be included in our proxy statement and form of proxy for the next annual meeting. If a proposal is submitted after that date, proxies will have the authority to vote in their discretion on the proposal.

                                  OTHER MATTERS

         We know of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, or before any adjournment or adjournments of the special meeting, then the individuals named in the proxy will have the discretion to vote on these other matters according to their best judgment unless the authority to do so is withheld as marked by a shareholder on the proxy.

                                   APPENDIX A


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                  AMONG PIERRE FOODS, INC., PF MANAGEMENT, INC.

                   JAMES C. RICHARDSON, JR. AND DAVID R. CLARK

ARTICLE 1 TERMS AND CONDITIONS OF THE EXCHANGE................................................................    1

         1.1      The Exchange................................................................................    1
         1.2      Payment of Cash and Surrender of Share Certificates.........................................    2
         1.3      Effects of the Exchange.....................................................................    3
         1.4      Closing.....................................................................................    3
         1.5      Stock Options and Employee Benefit Plans....................................................    3

ARTICLE 2 GENERAL CONDITIONS AND AGREEMENTS...................................................................    4
         2.1      Effective Time..............................................................................    4
         2.2      Termination.................................................................................    4
         2.3      Effect of Termination.......................................................................    6
         2.4      Conduct of the Participating Corporations prior to the Effective Time.......................    6
         2.5      Conditions to the Exchange..................................................................    9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................   11
         3.1      Due Authorization...........................................................................   11
         3.2      Consents and Approvals; No Violation........................................................   11
         3.3      SEC Reports.................................................................................   11
         3.4      Litigation..................................................................................   12
         3.5      Rights Agreement; Anti-Takeover Laws........................................................   12
         3.6      Fairness Opinion............................................................................   12
         3.7      Board Action................................................................................   12
         3.8      Absence of Certain Changes..................................................................   12
         3.9      Proxy Statement and Transaction Statement Information.......................................   13
         3.10     Stock Options...............................................................................   13
         3.11     Brokers.....................................................................................   13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR......................................................   14
         4.1      Organization, Standing and Qualification....................................................   14
         4.2      Authority for this Agreement................................................................   14
         4.3      Consents and Approvals; No Violation........................................................   14
         4.4      Financing...................................................................................   14
         4.5      Litigation..................................................................................   14
         4.6      Brokers.....................................................................................   15
         4.7      Proxy Statement and Transaction Statement Information.......................................   15

ARTICLE 5 ADDITIONAL AGREEMENTS...............................................................................   15
         5.1      Indemnification; Directors and Officers Liability Insurance.................................   15
         5.2      Shareholder Approval; Proxy Statement.......................................................   16
         5.3      Fees and Expenses...........................................................................   17
         5.4      Reasonable Efforts..........................................................................   17
         5.5      Public Announcements; Certain Notices.......................................................   17
         5.6      Exemption from Liability Under Section 16(b)................................................   18

ARTICLE 6 NOTICES.............................................................................................   18

ARTICLE 7 MISCELLANEOUS.......................................................................................   19
         7.1      Governing Law...............................................................................   19
         7.2      Binding Agreement...........................................................................   19

         7.3      Counterpart Originals.......................................................................   19
         7.4      Entire Agreement............................................................................   19
         7.5      Amendments..................................................................................   19
         7.6      Definitions.................................................................................   19

ANNEX A

Articles of Share Exchange between
PF Management, Inc. and Pierre Foods, Inc....................................................................   A-1

                      AGREEMENT AND PLAN OF SHARE EXCHANGE


         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement" or the "Exchange Agreement") is made and entered into as of April 26, 2001, among Pierre Foods, Inc., a North Carolina corporation (the "Company"), and PF Management, Inc., a North Carolina corporation (the "Acquiror" and, together with the Company, the "Participating Corporations"), and James C. Richardson, Jr. and David R. Clark, who are the principal shareholders of the Acquiror (the "Principal Shareholders"), pursuant to Section 55-11-02 of the North Carolina Business Corporation Act (the "Act").

                              STATEMENT OF PURPOSE

         The respective Boards of Directors of the Participating Corporations have approved the acquisition of the Company by the Acquiror pursuant to a statutory share exchange in accordance with the provisions of Section 55-11-02 of the Act (the "Exchange"). In the Exchange, all of the outstanding shares of common stock, no par value per share, of the Company (the "Common Stock"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, as defined below (the shares of Common Stock and associated Rights being referred to herein as "Shares"), other than the Shares already owned by the Acquiror, would, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive $1.21 per Share.

         The Board of Directors of the Company, other than James C. Richardson, Jr. and David R. Clark (the "Board"), has unanimously adopted resolutions approving this Agreement and the Exchange. The Board determined that the Exchange is fair to and in the best interests of the holders of Shares, other than the Acquiror, and unanimously recommended that the Company's shareholders approve and adopt this Agreement, including the Plan of Share Exchange set forth in the Articles of Share Exchange, the form of which is Annex A to this Agreement (the "Plan").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreement herein contained, the parties agree as follows:

                                   ARTICLE 1
                      TERMS AND CONDITIONS OF THE EXCHANGE

         1.1 The Exchange. The Acquiror will become the holder of all of the outstanding Shares pursuant to the terms and conditions of this Agreement and the Plan. At the Effective Time (as defined in Section 2.1 below), and subject to the conditions set forth in this Agreement, the shares of the Participating Corporations shall be exchanged as follows:

                  (a) Acquiror. The outstanding shares of capital stock of the Acquiror will not be exchanged, altered or affected in any manner as a result of the share exchange to be effected pursuant to the Plan and will remain outstanding as shares of the Acquiror.

                  (b) The Company. At the Effective Time, each of the outstanding Shares of the Company except those already owned by the Acquiror (the "Exchange Shares") will, by virtue of the share exchange provided for by the Plan and without any further action on the part of the holder thereof, be exchanged for, and become the right to receive from the Acquiror, $1.21 in cash (the "Exchange Price") upon surrender to the Acquiror (or an agent of the Acquiror designated as provided in Section 1.2 hereof) of the certificate or certificates representing such Exchange Shares, as provided in Section 1.2 hereof, and each of the Exchange Shares shall be cancelled. No interest shall be payable with respect to payment of such cash amount on surrender of outstanding certificates. No holder of any Exchange Shares (or any certificate representing such Exchange Share or Shares) immediately prior to the Effective Time shall be entitled to receive any dividend declared and payable in respect of such Exchange Shares after the Effective Time, any such dividend being the property of the Acquiror. The stock transfer ledger of the Company shall be closed in respect of the Exchange Shares from and after the Effective Time.

         1.2      Payment of Cash and Surrender of Share Certificates.

                  (a) At the Effective Time, the Acquiror shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by the Acquiror and reasonably satisfactory to the Company, which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100 million, as paying agent for the holders of the Exchange Shares, cash in the aggregate amount required to effect the conversion of the Exchange Shares into the consideration to be paid to the shareholders of the Company as provided in Section 1.1(b) (the "Aggregate Exchange Consideration"). Pending distribution pursuant to this Agreement, the Aggregate Exchange Consideration shall be held in trust for the benefit of the holders of the Exchange Shares and the funds shall not be used for any other purposes, and the Acquiror and the Company may direct the paying agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic and commercial banks with capital exceeding $250 million or money market funds which are invested solely in such permitted investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to the Acquiror.

                  (b) After the Effective Time, each holder, other than the Acquiror, of an outstanding certificate or certificates representing Exchange Shares shall surrender the same to the Acquiror in accordance with the instructions contained in a form of letter of transmittal. The letter of transmittal and certificate(s) shall be delivered to the bank, trust company or other party designated by the Acquiror as paying agent for the exchange of Exchange Shares for cash as provided herein. Upon such surrender, each such holder shall receive cash in an amount equal to the Exchange Price for each Exchange Share represented by a certificate so surrendered. Until so surrendered, each outstanding certificate that prior to the Effective Time represented one or more Exchange Shares shall be deemed for all purposes to evidence only the ownership of the non-transferable right to receive the cash to be exchanged for each Exchange Share represented by such certificate. With respect to any certificate for Exchange Shares that has been lost or destroyed, the Acquiror shall pay the holder thereof the consideration attributable to such certificate upon receipt of (i) evidence of ownership of such Exchange Shares reasonably satisfactory to the Acquiror, and (ii) an indemnity bond posted by such holder in such amount as the Acquiror may reasonably require.

                  (c) If any cash deposited with the paying agent for purposes of payment in exchange for the Exchange Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Acquiror by the paying agent, and thereafter the paying agent shall not be liable to any persons claiming any amount of such cash, and any future surrender and exchange shall be effected directly with the Acquiror (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amount which any such holder shall be so entitled to receive.

                  (d) None of the Acquiror, the Company or the paying agent shall be liable to any person in respect of any unsurrendered Exchange Shares (or dividends or distributions in respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.3 Effects of the Exchange. The Exchange shall transpire pursuant to the provisions of and with the effect provided in the Act. The Exchange is a statutory share exchange and not a merger.

         1.4 Closing. The closing of the Exchange (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, 3300 One First Union Center, 301 South College Street, Charlotte, North Carolina 28202-6025, at 10:00 a.m., local time, on the second business day after the day on which the last of the conditions set forth in Section 2.5 of this Agreement shall have been fulfilled or waived or at such other time and place as the Participating Corporations shall agree.

         1.5      Stock Options and Employee Benefit Plans. The Company shall
(a) terminate the 1997 Special Stock Option Plan, the 1997 Incentive Stock Option Plan and the 1987 Special Stock Option Plan (the "Stock Option Plans"), and shall terminate or amend any other plan or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, prior to the Effective Time, so that no such interest shall remain outstanding after the Effective Time, (b) grant no further options under the Stock Option Plans and (c) take all necessary actions prior to the Effective Time, including obtaining required consents, such that all outstanding options under the Stock Option Plans shall be cancelled prior to the Effective Time, provided that the exercise prices of all such options are above the Exchange Price.

                                   ARTICLE 2
                        GENERAL CONDITIONS AND AGREEMENTS

         2.1 Effective Time. As used in the Plan, the term "Effective Time" means the time at which Articles of Share Exchange, substantially in the form attached to this Agreement as Annex A, shall have been filed with the Secretary of State of North Carolina in accordance with Section 55-11-05 of the Act or such later date set forth in the Articles of Share Exchange.

         2.2 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the shareholders of the Company) as follows:

                  (a) By mutual written agreement of the Participating Corporations; or

                  (b)      (i)      By either the Company or the Acquiror if the
                  Exchange shall not have been consummated by September 30, 2001; provided, that neither of the parties shall be entitled to terminate this Agreement pursuant to this Section 2.2(b)(i) if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

                           (ii) By the Company if, prior to the Effective Time, there has occurred, and the Company has notified the Acquiror of the occurrence of, a material breach by the Acquiror of any representation, warranty, covenant or agreement set forth herein and such breach is not cured within 30 days after notice; provided, that if such breach is not reasonably capable of being cured within such 30 day period, the Company may terminate this Agreement at any time after it has given the Acquiror notice of such breach; and provided further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 2.2(b)(ii) if it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

                  (c)      (i)      By either the Acquiror or the Company if a
                  federal, state or local court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") shall have issued an order, decree or filing or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                           (ii) By the Acquiror if, prior to the Effective Time, there has occurred, and the Acquiror has notified the Company of the occurrence of, a material breach by the Company of any representation, warranty, covenant or agreement set forth herein and such breach is not cured within 30 days after notice; provided, that if such breach is not reasonably capable of being cured within such 30 day period, the Acquiror may terminate this Agreement at any time after it has given the Company notice of such breach; and provided further, that the Acquiror shall not be entitled to terminate this Agreement pursuant to this Section 2.2(c)(ii) if it is in material breach of its representations and warranties, covenant or other agreement under this Agreement.

                  (d) By the Company for the purpose of allowing the Company to enter into one or more related agreements in accordance with
         Section 2.4 with respect to a Superior Proposal (as defined below) if the Board, based on the recommendations of the special committee of the Board established to review and consider the proposal to effect the Exchange contemplated by this Agreement (the "Special Committee"), after receiving advice from counsel to the Special Committee, has determined in good faith that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, that:

                           (i) the Company has complied with all provisions of Section 2.4(d);

                           (ii) the Acquiror does not make, within three business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement containing terms such that the Board, based on the recommendation of the Special Committee after receiving advice from its financial advisors, determines in good faith that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company (other than the Acquiror) as the Superior Proposal;

                           (iii) the Company pays the Acquiror's Expenses (as defined below) in accordance with Section 2.3(b) hereof; and

                           (iv) substantially contemporaneously with such termination, the Company enters into a definitive agreement to effect the Superior Proposal.

                  (e) By the Acquiror, at any time prior to the approval of the Exchange by the shareholders of the Company, if:

                           (i) the Board, or the Special Committee, shall have withdrawn, modified, or changed its recommendation in respect of this Agreement in a manner adverse to the Acquiror or resolved to do so;

                           (ii) the Board, or the Special Committee, shall have recommended any proposal other than by the Acquiror in respect of an Acquisition Transaction (as defined below) or resolved to do so; or

                           (iii)    the Company has received a proposal
                  regarding an Acquisition Transaction and the Company shall not have rejected such proposal within 10 business days after its receipt or, if sooner, the date its existence first becomes publicly disclosed.

                  (f) By the Company if there shall have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to make illegal, materially impede or otherwise directly or indirectly prohibit or materially restrain the Exchange or seek to obtain material damages in connection therewith.

         2.3      Effect of Termination.


                  (a) In the event of a party's termination of this Agreement as provided in Section 2.2 hereof, written notice thereof shall promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and, subject to
         Section 2.3(b) hereof, this Agreement shall become null and void and there shall be no liability on the part of the Acquiror or the Company; provided, that nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b)      If:

                           (i) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(e);

                           (ii) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(c)(ii) and following the date hereof and either prior to such termination or within two months after such termination, (A) the Company shall have received a proposal with respect to an Acquisition Transaction that the Company has not rejected prior to such termination, and (B) within 12 months after the date of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Transaction ; or

                           (iii) the Company shall have terminated this Agreement pursuant to Section 2.2(d);

         then the Company shall pay to the Acquiror an amount equal to the Acquiror's actual and documented out-of-pocket expenses incurred or paid by the Acquiror in connection with the Exchange, this Agreement and the consummation of the transactions contemplated hereby ("Expenses"), which amounts shall be payable by wire transfer to such account as the Acquiror may designate in writing to the Company. The Company shall pay such Expenses within two business days after the Acquiror has provided the Company with documentation of the Expenses and a written request for payment, provided there has occurred (A) a termination pursuant to Section 2.2(d) or Section 2.2(e) or (B) an Acquisition Transaction under the circumstances described in Section 2.3(b)(ii).

         2.4 Conduct of the Participating Corporations prior to the Effective Time.

                  (a) Until the completion of the Exchange, the Company shall continue to conduct its business without material change and it shall not, without the consent of the Acquiror, (i) issue any equity security or instrument convertible into any equity security, (ii) make any distribution or other disposition of its assets, capital or surplus except in the ordinary course of business, (iii) take any action which would impair its assets, or (iv) take any action that would cause its representations and warranties to be untrue in any material respect at the Effective Time. Subject to the conditions set forth in this

         Agreement, prior to the Effective Time, each of the Participating Corporations shall promptly take all such actions as shall be necessary or appropriate in order to effect the Exchange in accordance with the terms and conditions of the Plan, including, but not limited to, complying with the conditions set forth in Section 2.5(b).

                  (b) During the period beginning on the date of this Agreement and ending at the Effective Time, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford the Acquiror and its counsel, accountants, financing sources, consultants and other authorized representatives reasonable access during normal business hours to the employees, properties, books and records and accountants of the Company and its subsidiaries. The Company shall furnish promptly to the Acquiror (i) a copy of each report, schedule or other document filed by it or any of its subsidiaries during such period pursuant to federal or state securities laws and (ii) all other information concerning its or its subsidiaries' business, properties and personnel as the Acquiror shall from time to time reasonably request.

                  (c) Subject to Section 5.5(a), each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, such undertakings with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

                  (d) The Company shall, and shall cause its subsidiaries and each of their directors, officers, employees, agents, advisors and representatives to, immediately cease any discussions or negotiations with third parties with respect to any Acquisition Transaction. Prior to the Effective Time, the Company agrees that it shall not, and shall not authorize or permit any of its subsidiaries or any of their directors, officers, agents, advisors or representatives to, directly or indirectly:

                           (i) Solicit, initiate, facilitate or encourage (including without limitation by furnishing information to a third party or by taking any action which would make the Rights Agreement dated as of September 2, 1997 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), inapplicable to any Acquisition Transaction (other than the Exchange)) any inquiries or the making of any proposal with respect to any tender offer or exchange offer involving the Company or any proposal with respect to any merger, consolidation, statutory share exchange or other business combination involving the Company or any subsidiary of the Company, the acquisition of all or any significant part of the assets of the Company or any subsidiary of the Company or more than 10% of any class of the capital stock of the Company or any subsidiary of the Company (each, an "Acquisition Transaction");

                           (ii) Except for agreements with respect to a Superior Proposal entered into in accordance with Section 2.2(d) and except for confidentiality agreements entered into in connection with actions permitted in accordance with Section 2.4(d)(iii), enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Exchange or any other transaction contemplated by this Agreement; or

                           (iii) Negotiate, explore or otherwise engage in discussions with any individual or any partnership, joint venture, corporation, trust, limited liability company or any other entity or any unincorporated organization or group (a "Person"), other than the Acquiror and its representatives, with respect to any Acquisition Transaction, or any inquiry that may reasonably be expected to lead to a proposal for an Acquisition Transaction; provided, that the Company may (A) participate in discussions with or request clarifications from or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than as set forth in Section 2.4(c)) to any third party which makes an unsolicited written proposal to effect an Acquisition Transaction that did not result from the breach of this
                  Section 2.4 and subject to compliance with its obligations under Section 2.4(d), in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Transaction is, or could reasonably likely lead to, a Superior Proposal, and (B) in response to an unsolicited written proposal from a third party making a Superior Proposal that did not result from the breach of this
                  Section 2.4 and subject to compliance with its obligations under Section 2.4(d), furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than as set forth in Section 2.4(c)) to and engage in discussions and negotiations with such third party, but only, in the case of clause (A) and clause (B), if the Board, based on the recommendation of the Special Committee after receiving written advice from its financial advisors and after receiving advice from outside counsel to the Special Committee, determines in good faith that taking such action is in the best interests of the Company and its shareholders other than the Acquiror and such action is required by its fiduciary duties under applicable law.

                           (iv) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this
                  Section 2.4(d) by any director, officer, employee, agent, advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, shall constitute a breach of this Section 2.4(d) by the Company.

                  (e) The Company agrees to advise the Acquiror in writing within 24 hours after the receipt thereof of the existence of:

                           (i) Any inquiries, proposals or requests for information received by the Company or any of its directors, officers, agents, advisors or representatives (other than James C. Richardson, Jr. or David R. Clark), or by the financial and legal advisors to the Special Committee, from a Person (other than the Acquiror and its representatives) with respect to an Acquisition Transaction; and

                           (ii) The content of any such inquiries, proposals or requests, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction;

         and shall update the Acquiror on an ongoing basis or upon the Acquiror's reasonable request on the status thereof. The Company shall simultaneously provide to the Acquiror any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Transaction which was not previously provided to the Acquiror.

                  (f) As used herein, "Superior Proposal" means a written and unsolicited proposal or offer made by any Person (other than the Acquiror) to acquire all or substantially all of the capital stock of the Company pursuant to a tender offer, exchange offer, merger, statutory share exchange or other business combination or to purchase all or substantially all of the assets of the Company on terms that, as determined in good faith by the Board, based on the recommendation of the Special Committee after receiving written advice of its financial advisors, are more favorable from a financial point of view to the Company and its shareholders, other than the Acquiror, than the transactions contemplated hereby and any alternative proposed by the Acquiror.

         2.5      Conditions to the Exchange.

                  (a) The obligations of the Participating Corporations and the Principal Shareholders to consummate the Exchange pursuant to the Plan shall be conditioned upon the satisfaction of the following conditions:

                           (i) The Plan shall have been approved at the meeting of shareholders of the Company held for such purpose (the "Shareholder Meeting"), or any adjournment thereof, by the vote of the holders of 75% of the Common Stock outstanding and entitled to vote thereon.

                           (ii) All filings, registrations, notices, consents, approvals, authorizations, certificates, orders and permits with respect to the exchange of the Exchange Shares pursuant to and in accordance with the provisions of the Plan required from any Governmental Entity having or asserting jurisdiction over the Participating Corporations shall have been made or obtained and be in full force and effect on a basis reasonably satisfactory to the Participating Corporations.

                           (iii) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Exchange; provided, that the party asserting this condition shall have used its reasonable best efforts to have any such order, decree or injunction vacated.

                           (iv) There shall not have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to:
                  (i) make illegal, materially impede
                  or otherwise directly or indirectly prohibit or materially restrain the Exchange or seek to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by the Acquiror of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compel the Acquiror to dispose of or hold separately all or any material portion of the business or assets of the Acquiror or the Company and its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Acquiror to conduct its business or own such assets, or (iii) have a material adverse effect on the business of the Acquiror or the Company and its subsidiaries taken as a whole (hereinafter as applied to the Company, a "Material Adverse Effect").

                           (v) Each of the Participating Corporations shall have received from the other Participating Corporation such certificate or certificates as shall reasonably be requested to evidence satisfaction of the conditions set forth in this
                  Section 2.5.

                  (b) The obligations of the Acquiror and the Principal Shareholders to consummate the Exchange shall be conditioned on the satisfaction of the following conditions:

                           (i) The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects at, and at all times prior to, the Effective Time, and the Company shall have fully performed in all material respects its covenants and obligations under this Agreement at or prior to the Effective Time.

                           (ii) The holders of no more than 5% of the Common Stock shall have given written notice of their intent to demand payment for their Shares and shall not have voted for the Exchange, pursuant to Article 13 of the Act.

                           (iii) There shall not have occurred any event, change, circumstance or occurrence that has had or that would reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries taken as a whole.

                           (iv) There shall not have occurred and be continuing (A) any general suspension of, or limitation on prices for, trading in securities through the Nasdaq Stock Market or (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

                           (v) There shall not have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to (i) impose limitations on the ability of the Acquiror effectively to exercise full rights of ownership of the Shares owned by it, including, without limitation, the right to vote such Shares on all matters properly presented to the Company's shareholders or (ii) require divestiture by the Acquiror of any Shares.

                           (vi) The Acquiror shall have obtained financing necessary to satisfy its obligations to pay the Exchange Price and the Expenses on terms and conditions satisfactory to the Acquiror in its sole discretion (it being understood that this condition shall not apply to the Principal Shareholders).

                  (c) The obligations of the Company to consummate the Exchange shall be conditioned on the representations and warranties of the Acquiror made in this Agreement being true and correct in all material respects at, and at all times prior to, the Effective Time, and the Acquiror having fully performed in all material respects its covenants and obligations under this Agreement at or prior to the Effective Time.


                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.1 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, following compliance with Section 2.5(a)(i), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company (through the Chairman of the Special Committee) and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval and adoption of this Agreement by the holders of 75% of the Shares outstanding. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         3.2 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except pursuant to the Exchange Act; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any obligation to which the Company is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations that would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

         3.3 SEC Reports. The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it pursuant to applicable law since January 1, 1998 (the "SEC Reports"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the SEC promulgated under the Exchange Act. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference in the SEC Reports, at the time filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.4 Litigation. There is no claim, action, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or other Governmental Entity that, individually or in the aggregate, could be reasonably expected to (i) have a Material Adverse Effect or (ii) result in a material amendment or termination of the Plan or prevent, enjoin, materially alter the terms of or materially delay the Exchange.

         3.5 Rights Agreement; Anti-Takeover Laws. The Rights Agreement is not applicable to this Agreement or to the transactions contemplated by this Agreement. Neither the North Carolina Shareholder Protection Act nor the North Carolina Control Share Acquisition Act is applicable to the Company. The only vote of shareholders of the Company required to approve and adopt this Agreement is the affirmative vote of the holders of at least 75% of the outstanding Shares.

         3.6 Fairness Opinion. Grant Thornton LLP, the independent financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that the Exchange Price is fair, from a financial point of view, to the Company and its subsidiaries and the holders of the Shares other than the Acquiror. At the date of this Agreement, such opinion has not been withdrawn or modified. A true and complete copy of such opinion has been delivered to the Acquiror.

         3.7 Board Action. The Special Committee, at a meeting duly called and held, has unanimously (i) determined that the Exchange is fair to and in the best interests of the Company and its subsidiaries and the holders of the Shares other than the Acquiror and (ii) submitted to the Board its recommendation that the Board approve and adopt this Agreement and the Plan and that the Board recommend that the shareholders of the Company approve and adopt this Agreement and the Plan. The Board, at a meeting duly called and held, has unanimously (exclusive of directors who abstained from voting because of their relationship with the Acquiror) (i) determined that the Exchange is fair to and in the best interests of the holders of the Shares other than the Acquiror, (ii) approved and adopted this Agreement and the Plan and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and the Plan. The Company has been advised by its directors and executive officers that each of them intends to vote all of his or her Shares in favor of approval and adoption of this Agreement and the Plan.

         3.8 Absence of Certain Changes. Since March 4, 2000, except as contemplated by this Agreement or disclosed in any SEC Report filed since the Company's Annual Report on Form 10-K for the year ended March 4, 2000 and prior to the date of this Agreement, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries having individually or in the aggregate a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its subsidiaries having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices not mandated by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the SEC, or
(iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities.

         3.9 Proxy Statement and Transaction Statement Information. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholder Meeting (as amended or supplemented, the "Proxy Statement") will comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company's shareholders, and on the date of the Shareholder Meeting, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to the information supplied by the Acquiror in writing expressly for inclusion in the Proxy Statement. The written information supplied or to be supplied by the Company, expressly for inclusion or incorporation by reference in the Transaction Statement will not, on the date filed with the SEC, the date first published, sent or given to the Company's shareholders, and at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.10 Stock Options. The exercise price of each outstanding option under the Stock Option Plans is above the Exchange Price.

         3.11 Brokers. No broker, finder or other investment banker is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Company, except that Grant Thornton LLP was retained by, and acted as financial advisor to, the Special Committee. Grant Thornton LLP's fee for its financial advisory services is set forth in letter agreements between Grant Thornton LLP and the Special Committee, dated February 27 and April 11, 2001, copies of which have been supplied to the Acquiror.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         4.1 Organization, Standing and Qualification. The Acquiror is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

         4.2 Authority for this Agreement. The Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of the Acquiror and no other corporate proceeding on the part of the Acquiror is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror, enforceable against the Acquiror in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Acquiror nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Acquiror; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except pursuant to the Exchange Act; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any obligation to which the Acquiror is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any of its assets, except for violations that would not materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement.

         4.4 Financing. The Principal Shareholders have the ability to fund the Acquiror's obligations under this Agreement to pay the Exchange Price and the Expenses by contributing to the Acquiror their own assets and arranging for the Acquiror to obtain financing, which financing may be personally guaranteed by the Principal Shareholders, and they hereby covenant to make available to the Acquiror their assets and access to financing for such purposes. The Principal Shareholders are parties to this Agreement solely for the purpose of jointly and severally making the representation, warranty and covenant contained in the foregoing sentence.

         4.5 Litigation. There is no claim, action, proceeding or governmental investigation pending, or to the knowledge of the Acquiror, threatened against the Acquiror that, individually or in the aggregate, has materially and adversely affected or could reasonably be expected to materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement or that in any manner seeks to enjoin the Exchange.

         4.6 Brokers. No broker, finder or other investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Acquiror or its shareholders, except that HHCO Limited was retained by, and acted as financial advisor to, the Acquiror. HHCO Limited 's fee for its financial advising services is set forth in a letter agreement between HHCO Limited and the Acquiror, dated February 12, 2001, a copy of which has been supplied to the Company.

         4.7 Proxy Statement and Transaction Statement Information. The written information supplied or to be supplied by the Acquiror expressly for inclusion or incorporation by reference in the Proxy Statement and the Transaction Statement will not, on the date filed with the SEC, the date first published, sent or given to the Company's shareholders, and at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1      Indemnification; Directors and Officers Liability Insurance.

                  (a) Until the sixth anniversary of the Effective Time, the Company shall indemnify each of its officers, directors or employees (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses arising from his service as an officer, director or employee or prior to and including the Effective Time, and shall provide for the advancement of expenses incurred in defense of any action or suit, to the fullest extent required pursuant to the Company's articles of incorporation and bylaws as each is in effect on the date of this Agreement. If any claim is made against any of the Indemnified Parties on or prior to the sixth anniversary of the Effective Time arising from his service as an officer, director or employee at or prior to the Effective Time, the provisions of this
         Section 5.1 shall continue in effect until the final disposition of all such claims.

                  (b) Unless otherwise agreed to by the Acquiror, until the sixth anniversary of the Effective Time, the Company shall maintain or cause to be maintained in effect, at no expense to the beneficiaries thereof, directors' and officers' liability protection with respect to matters occurring at or prior to the Effective Time, providing the same coverage with respect to the Company's current officers and directors as in effect on the date of this Agreement.

                  (c) In the event the Company (i) consolidates with or merges into or effects any other business combination with any other Person and shall not be the continuing, surviving or controlling entity of such consolidation, merger or combination or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations of the Company in this Section 5.1.

                  (d) Each of the Indemnified Parties is an intended beneficiary of the provisions of this Section 5.1 and shall have the right to enforce such provisions individually on his or her own behalf.

         5.2      Shareholder Approval; Proxy Statement.

                  (a) The Company shall call the Shareholder Meeting for the purpose of voting on the Exchange and shall take all action necessary or advisable in its reasonable judgment to obtain shareholder approval of the Exchange. The Shareholder Meeting shall be held as soon as practicable following clearance of the Proxy Statement by the SEC as provided in Section 5.2(b), and the Company will, through its Board, subject to this Agreement, recommend to its shareholders the approval of the Exchange. Subject to Sections 2.2(d) and 2.4(d), the Company agrees that it shall include in the Proxy Statement the recommendation of its Board to the shareholders of the Company to approve and adopt this Agreement and approve the Exchange.

                  (b) The Company will, as soon as practicable following the date of this Agreement, prepare and file with the SEC a preliminary Proxy Statement and will use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be cleared by the SEC. The Company and the Acquiror will, as soon as practicable following the date of this Agreement, jointly prepare and file a Transaction Statement on Schedule 13E-3 (the "Transaction Statement") and will use their reasonable best efforts to respond to any comments of the SEC and to cause the Transaction Statement to be cleared by the SEC. The Company shall give the Acquiror and its counsel the opportunity to review the preliminary Proxy Statement prior to its being filed with the SEC and all amendment and supplements to the Proxy Statement, responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. As promptly as practicable after the Proxy Statement and the Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or Transaction Statement, the Company will prepare and mail to its shareholders such an amendment or supplement. The Company shall not use any material in connection with the Shareholder Meeting without the Acquiror's prior approval.

                  (c) The Company shall use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of the Exchange, this Agreement and the transactions contemplated hereby.

                  (d) The Acquiror agrees to cause all Shares owned by the Acquiror to be voted in favor of the approval of the Exchange.

         5.3 Fees and Expenses. Whether or not the Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

         5.4 Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity,
(b) obtaining all necessary consents, approvals or waivers from third parties,
(c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to attain any such consent, approval or authorization without the prior written consent of the Acquiror.

         5.5      Public Announcements; Certain Notices.

                  (a) The Acquiror and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market so long as it has used reasonable best efforts to consult with the other party prior to issuing such press release or making such public disclosure.

                  (b) The Company shall give prompt notice to the Acquiror, and the Acquiror shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty made by it contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing. Each of the Company and the Acquiror shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         5.6 Exemption from Liability Under Section 16(b). The Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time adopt a resolution providing that, to the extent the Exchange is deemed for purposes of Section 16 of the Exchange Act to constitute a purchase of Shares by the Acquiror and by its controlling shareholders who also are officers and directors of the Company, such purchases (including the specific changes in such officers' and directors' beneficial ownership of the Company's Common Stock resulting from the Exchange) are approved by such Board or by such committee thereof and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

                                   ARTICLE 6
                                    NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or via courier service or when received if mailed by registered mail, return receipt requested to the parties at the addresses indicated below:

         To the Acquiror:           PF Management, Inc.
                                    361 Second Street NW
                                    Hickory, NC 28601

                                    Attn:    David R. Clark, President

         Copy to: Womble Carlyle Sandridge & Rice, PLLC 3300 One First Union Center
                                    301 South College Street
                                    Charlotte, NC 28202-6025

                                    Attn:    Garza Baldwin, III

         To the Company:            Special Committee of the Board of Directors
                                    Pierre Foods, Inc.
                                    361 Second Street, NW
                                    Hickory, NC  28601

                                    Attn:    Bobby G. Holman, Chairman

         Copy to:                   Foley & Lardner
                                    150 West Jefferson
                                    Suite 1000
                                    Detroit, MI 48226-4416

                                    Attn:    Patrick Daugherty

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 Governing Law. This Agreement shall be interpreted, construed and enforced under and in accordance with the laws of the State of North Carolina.

         7.2 Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement. Obligations undertaken by the parties may not be assigned or delegated without the written consent of the other party hereto and, except as provided in Section 5.1(d), nothing herein shall be construed to create any rights enforceable by any other Person.

         7.3 Counterpart Originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, as long as one or more counterparts shall have been signed by each of the parties and delivered to the other.

         7.4 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties, superseding all prior agreements and understandings between them relating to the subject matter of this Agreement.

         7.5 Amendments. This Agreement may be amended only by the written agreement of both parties hereto; provided, at the request of the Acquiror prior to the approval of this Agreement by the shareholders of the Company, the Company shall enter into an amendment to this Agreement that provides for the acquisition of the Company by the Acquiror in a multi-step transaction that involves a tender offer for all the outstanding Shares at a price equal to the Exchange Price, followed by a statutory share exchange in which the Shares of non-tendering shareholders would be converted into the right to receive the Exchange Price. After the approval of this Agreement by the shareholders of the Company, no amendment may be made which reduces the amount or changes the form of consideration to be received in the Exchange or otherwise changes or effects any change that would adversely affect the holders of the Shares without the further approval of the shareholders of the Company.

         7.6      Definitions.

         Term                                        Defined in Section
         ----                                        ------------------
         Act                                         Introduction
         Aggregate Exchange Consideration            Section 1.2(a)
         Agreement                                   Introduction
         Acquiror                                    Introduction
         Acquisition Transaction                     Section 2.4(d)(i)
         Board                                       Statement of Purpose
         Closing                                     Section 1.4
         Common Stock                                Statement of Purpose
         Company                                     Introduction
         Exchange                                    Statement of Purpose
         Exchange Act                                Section 3.3

         Exchange Agreement                          Introduction
         Exchange Price                              Section 1.1(b)
         Exchange Shares                             Section 1.1(b)
         Effective Time                              Section 2.1
         Expenses                                    Section 2.3(b)
         Governmental Entity                         Section 2.2(c)(i)
         Indemnified Parties                         Section 5.1(a)
         Material Adverse Effect                     Section 2.5(a)(iv)
         Participating Corporations                  Introduction
         Person                                      Section 2.4(d)(iii)
         Plan                                        Statement of Purpose
         Principal Shareholders                      Introduction
         Proxy Statement                             Section 3.9
         Rights                                      Statement of Purpose
         Rights Agreement                            Section 2.4(d)(i)
         SEC                                         Section 3.3
         SEC Reports                                 Section 3.3
         Shareholder Meeting                         Section 2.5(a)(i)
         Shares                                      Statement of Purpose
         Special Committee                           Section 2.2(d)
         Stock Option Plans                          Section 1.5
         Stock Purchase Plan                         Section 1.5
         Superior Proposal                           Section 2.4(f)
         Transaction Statement                       Section 5.2(b)




              [The remainder of this page is intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the dates indicated below.


                           PIERRE FOODS, INC.


                           By:      /s/ Bobby G. Holman
                                    --------------------------------------------
                                    Bobby G. Holman
                                    Chairman of the Special Committee
                                    of the Board of Directors



                           PF MANAGEMENT, INC.


                           By:      /s/ David R. Clark
                                    --------------------------------------------
                                    David R. Clark
                                    President


                           /s/ James C. Richardson, Jr.
                           -----------------------------------------------------
                           James C. Richardson, Jr.
                           (Solely for the purpose of Sections 4.4 and 2.5)


                           /s/ David R. Clark
                           -----------------------------------------------------
                           David R. Clark
                           (Solely for the purpose of Sections 4.4 and 2.5)

                                                                         ANNEX A

                           ARTICLES OF SHARE EXCHANGE

                                     BETWEEN

                               PF MANAGEMENT, INC.

                                       AND

                               PIERRE FOODS, INC.


         Pursuant to Section 55-11-05 of the General Statutes of North Carolina, PF Management, Inc., a corporation organized under the laws of the State of North Carolina, hereby submits these Articles of Share Exchange for the purpose of acquiring all of the outstanding shares of common stock, no par value, of Pierre Foods, Inc., a corporation organized under the law of the State of North Carolina.

         I. The Plan of Share Exchange that was duly adopted by the board of directors of each of the corporations participating in the exchange and that was approved by the shareholders of Pierre Foods, Inc. in the manner prescribed by Chapter 55 of the General Statutes of North Carolina is as follows:

                             PLAN OF SHARE EXCHANGE

                  A.       CORPORATIONS PARTICIPATING IN SHARE EXCHANGE.

                           PF Management, Inc. (the "Acquiror") will acquire all of the outstanding shares of Pierre Foods, Inc. (the "Company") pursuant to the terms and conditions of this Plan.

                  B.       EXCHANGE OF SHARES.

                           At the effective time of the share exchange (the "Effective Time"), the shares of the corporations participating in the share exchange shall be exchanged as follows:

                           1. Acquiror. The outstanding shares of the Acquiror will not be exchanged or altered in any manner as a result of the share exchange and will remain outstanding as shares of the Acquiror.

                           2. The Company. Each outstanding share of the Company, except those already owned by the Acquiror, will be exchanged for and become the right to receive from the Acquiror $1.21 in cash per share and each such share shall be cancelled.

                           3. Surrender of Share Certificates. Each holder of a certificate representing shares of the Company to be exchanged under this Plan will be entitled, upon presentation and surrender to the Acquiror of such certificate, to receive in exchange therefor the consideration described in paragraph 2 of this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of the Company will be deemed for all purposes to evidence ownership of the consideration to be issued for such shares.

                  C.       ABANDONMENT.

                  After the approval of this Plan by the shareholders of the Company, and at any time prior to the exchange becoming effective, the board of directors of the Acquiror may, in its discretion, abandon the share exchange.

         II. Approval by the shareholders of the undersigned Acquiror was not required.

         III. The share exchange will become effective upon filing by the Secretary of State of North Carolina.


         This the ______ day of ______________, 2001.




                                    PF MANAGEMENT, INC.


                                    By:
                                          ------------------------------------
                                          David R. Clark
                                          President

                                                                      APPENDIX B

                                FAIRNESS OPINION

                             REGARDING THE PROPOSED
                               EXCHANGE OF SHARES

                                       OF

                               PIERRE FOODS, INC.

                                CINCINNATI, OHIO

                                      WITH

                              PF MANAGEMENT, INC.

                                     AS OF

                                 APRIL 26, 2001

                               GRANT THORNTON LLP
                            VALUATION SERVICES GROUP

                                                           [GRANT THORNTON LOGO]

ACCOUNTANTS AND
MANAGEMENT CONSULTANTS
Grant Thornton LLP
The US Member Firm of
Grant Thornton International

April 26, 2001

The Special Committee of the Board of Directors
Pierre Foods, Inc.
361 Second Street, NW
Hickory, NC 28601

Gentlemen:

You have engaged Grant Thornton, LLP to advise you as to the fairness to holders of the common stock (the "Shareholders") of Pierre Foods, Inc. ("PFI" or the "Company"), from a financial point of view, of the consideration to be received by the Shareholders pursuant to the terms and conditions of the Agreement and Plan of Share Exchange, dated April 26, 2001 ("Agreement"), by and among Pierre Foods, Inc. and PF Management, Inc. ("PFM" and/or "Acquiror") and James C. Richardson, Jr. and David R. Clark. PFM was established by certain members of the PFI management team to affect the share exchange as outlined in the Agreement.

The Agreement provides for the exchange of all of the outstanding shares ("Shares") of Pierre Foods, Inc. as well as the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated September 2, 1997 ("Rights"), excluding those Shares and Rights owned by the Acquiror, for a right to receive from the Acquiror $1.21 per share in cash upon surrender of the certificate or certificates representing the Shares being exchanged (the "Transaction"). PFM will, upon completion of the exchange of shares, become the holder of all of the shares outstanding of Pierre Foods, Inc. Approval by holders of 75% of PFI's common stock outstanding and entitled to vote is necessary for the Agreement to be ratified.

For purposes of the opinion expressed herein, we have:

     - Interviewed key PFI management personnel, including the President & CEO, Chief Financial Officer and Senior Vice President of Sales & Marketing.

     - Interviewed the Chairman of the Special Committee of the Board of Directors of PFI.

     - Interviewed the Chairman and Vice Chairman of the Board of PFI who are also key

Suite 3100
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
215.561.4200 Tel
215.561.1066 Fax

SPECIAL COMMITTEE OF
THE BOARD OF DIRECTORS
APRIL 26, 2001
PAGE 2

        management personnel of the Acquiror.

     - Conducted site visits at PFI's Claremont, North Carolina and Cincinnati Ohio facilities, which included random interviews personnel at each facility.

     - Reviewed the April 26, 2001 Agreement and Plan of Share Exchange Between Pierre Foods, Inc. and PF Management, Inc and James C. Richardson, Jr. and David R. Clark.

     - Reviewed audited financial data for PFI for the fiscal years 1996 through 2000; unaudited internal financial statements for the fiscal year ended March 3, 2001.

     - Reviewed PFI's SEC Form 10-K filings filed May 30, 2000, June 8, 1999, May 28, 1998, May 27, 1997; Form 10-K/A filed June 29, 1999; and Form 10-K405 filed May 23, 1996.

     -  Reviewed PFI's SEC Form 10-Qs filed January 16, 2001 and January 18,
        2000.

     - Reviewed PFI's SEC Form 8-Ks filed June 24, 1998, May 12, 1998, April 28, 1998, November 25, 1997, October 3, 1997, September 5, 1997 and
        January 29, 1997.

     -  Reviewed PFI's Reporting Package for Fiscal Year End March 3, 2001.

     - Reviewed the Indenture dated July 6, 1998 representing the Senior Notes due 2006.

     - Reviewed the Loan and Security Agreement dated May 2000 representing the $25 million revolving credit facility with Fleet Capital Corporation.

     - Reviewed the Pierre Foods Confidential Information Memorandum issued by Harrison Hurley & Company in 2000.

     - Reviewed the Minutes of Board of Directors' meetings held April 27, 2000, July 27, 2000, October 26, 2000, November 15, 2000, December 5,
        2000 and February 7, 2001.

     - Reviewed the Minutes of Executive Compensation Committee meetings held December 16, 1999, April 27, 2000, July 27, 2000, December 1, 2000 and
        February 7, 2001.

     - Reviewed the Minutes of Audit Committee meetings held February 3, 2000, April 27, 2000, July 13, 2000, October 10, 2000, November 15, 2000 and
        January 12, 2001.

     - Reviewed the Minutes of the Sensitive Transactions Committee meeting held November 15, 2000.

     - Reviewed the Articles of Merger of Pierre Foods LLC and Pierre Leasing LLC with Fresh Foods, Inc. dated January 10, 2000.

     - Reviewed the Amended and Restated Management Services Agreement between Fresh Foods, Inc. (predecessor to PFI) and HERTH Management, Inc. dated December 17, 1999.

     - Reviewed the Change of Control Agreement dated July 6, 1999 between James C. Richardson and Fresh Foods, Inc.

     - Reviewed the Change of Control Agreement dated July 6, 1999 between David R. Clark and Fresh Foods, Inc.

     - Reviewed the Promissory Note dated January 31, 2000 between James C. Richardson, borrower, and Fresh Foods, Inc., lender.

     - Reviewed Cushman and Wakefield appraisal report dated June 16, 2000 for PFI's Cincinnati real estate; Cushman and Wakefield appraisal report dated June 28, 2000 for PFI's.

SPECIAL COMMITTEE OF
THE BOARD OF DIRECTORS
APRIL 26, 2001
PAGE 3

     - Claremont real estate; and Loeb Equipment and Appraisal Company appraisal report for PFI's equipment located in both the Cincinnati and Claremont facilities.

     - Reviewed Company prepared budgets and forecasts for fiscal years 2001 to 2004 and constructed financial and operating projections for PFI for the five (5) fiscal years ending on or about March 1, 2002 through 2006.

     - Reviewed certain publicly available data, analyses, and studies related to the bakery market, the restaurant industry, the general food industry and the food processing industry, along with general economic conditions.

     - Compared the financial performance of PFI with the financial performance of certain publicly traded companies that we deemed to be comparable to PFI.

     - Reviewed the financial terms, to the extent publicly available, of certain acquisition and merger transactions involving companies that we deemed to be comparable to PFI.

Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. In addition, we have assumed and relied upon, without independent verification, the accuracy and completeness of the oral representations made by management and by others.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of the date of this opinion. We have assumed that all aspects of the Transaction are in compliance with and legal under applicable law.

Our opinion expressed herein is provided for the information of the Special Committee of the Board of Directors of Pierre Foods, Inc. in their evaluation of the proposed transaction. We understand that this opinion letter will be included in the relevant proxy statement to be filed by the Company regarding the Transaction and that a description of the services provided by Grant Thornton in rendering this opinion will also be included in the proxy statement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the $1.21 per share exchange consideration to be received by the Shareholders, other than the Acquiror, and the terms and conditions of the Transaction are fair to the Company, the subject Shareholders and the Company's subsidiaries from a financial point of view.

Sincerely,

GRANT THORNTON LLP

                                   APPENDIX C


                    Pierre Foods Annual Report on Form 10-K
                          for Year Ended March 3, 2001


  To be filed separately prior to filing definitive proxy materials and to be included in the filing of definitive proxy materials

                                   APPENDIX D


                                   Article 13.
                               Dissenters' Rights.
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.


SS.55-13-01. DEFINITIONS.
       In this Article:

                  (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

                  (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

                  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                  (7) "Shareholder" means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
                           751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265,
                           s. 1.)

SS. 55-13-02. RIGHT TO DISSENT.

         (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12- 01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Article may not challenge the corporate action creating his or her entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

                  (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

                  (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

                           a.       Cash;

                           b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

                           c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235;
                                    1929, c. 269; 1939, c. 279; 1943, c. 270;
                                    G.S., ss. 55-26, 55-167; 1955, c. 1371, s.
                                    1; 1959, c. 1316, ss. 30, 31; 1969, c. 751,
                                    ss. 36, 39; 1973, c. 469, ss. 36, 37; c.
                                    476, s. 193; 1989, c. 265, s. 1; 1989 (Reg.
                                    Sess., 1990), c. 1024, s. 12.18; 1991, c.
                                    645, s. 12; 1997-202, s. 1; 1999-141, s. 1.)

SS.55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He does so with respect to all shares of which he or she is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s.
                           1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37;
                           1989, c. 265, s. 1.)

             PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SS.55-13-20. NOTICE OF DISSENTERS' RIGHTS.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

         (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

         (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he or she suffered from such failure in a civil action brought in his or her own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he or she voted for such corporate action. (1925, c. 77, s. 1, c. 235; 1929, c. 269; 1939, c. 5, c. 279; 1943, c. 270; G.S., ss. 55-26,
55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36,
37; 1989, c. 265. s. 1.)

SS.55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

                  (2) Must not vote his or her shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1;
1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SS. 55-13-22. DISSENTERS' NOTICE.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

         (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3)      Supply a form for demanding payment;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection
                           (a) notice is mailed; and

                  (5) Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c.
                           1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss.
                           36, 37; 1989, c. 265, s. 1; 1997-485, s. 4.)

SS.55-13-23. DUTY TO DEMAND PAYMENT.

         (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his or her share certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55- 167; 1955, c. 1371, s. 1; 1969,
c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SS. 55-13-24. SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SS. 55-13-25. PAYMENT.

         (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his or her shares, plus interest accrued to the date of payment.

         (b)      The payment shall be accompanied by:

                  (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

                  (2) An explanation of how the corporation estimated the fair value of the shares;

                  (3)      An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

                  (5)      A copy of this Article. (1925, c. 77, s. 1; 1943, c.
                           270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
                           751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265,
                           s. 1; c. 770, s. 69; 1997-202, s. 2.)

SS.55-13-26. FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s.
1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SS.55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.

         (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his or her shares and interest due, if:

                  (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment under G.S. 55-13-25; or

                  (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his or her shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his or her demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his or her dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955,
c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s.
1; 1997-202, s. 3.)

                      PART 3. JUDICIAL APPRAISAL OF SHARES.

SS. 55-13-30. COURT ACTION.

         (a) (SEE EDITOR'S NOTE) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or
(ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his or her dissent an demand for payment.

         (a1)     Repealed by Session Laws 1997-202, s. 4.

         (b)      Reserved for future codification purposes.

         (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55- 167; 1955, c. 1371, s. 1; 1969, c. 751,
s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485,
ss. 5, 5.1.)

SS.55-13-31. COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

                  (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.


         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973,
c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

                                                                Preliminary Copy

                               PIERRE FOODS, INC.
                  9990 PRINCETON ROAD, CINCINNATI, OHIO 45246

          THIS PROXY IS SOLICITED ON BEHALF OF PIERRE FOODS' BOARD OF DIRECTORS FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                    , 2001, AT 10:00 A.M.

    The undersigned hereby appoints Norbert E. Woodhams and Pamela M. Witters, and each of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock that the undersigned may be entitled to vote at the Special Meeting of Shareholders to be
held in Detroit, Michigan on             , 2001, at 10:00 a.m., or at any
adjournment or postponement thereof. The undersigned further authorizes such proxies to vote in their discretion upon such matters as may properly come before the Special Meeting of Shareholders or any adjournment or postponement thereof. Receipt of Notice of the Special Meeting of Shareholders and of the Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH BELOW. THE PIERRE FOODS BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" SUCH PROPOSAL.

Adoption and approval of the plan of share exchange included in an Agreement and Plan of Share Exchange dated as of April 26, 2001, among Pierre Foods, Inc., PF Management, Inc., James C. Richardson, Jr. and David R. Clark.

        [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

                    (CONTINUED AND TO BE SIGNED ON REVERSE)

                          (CONTINUED FROM OTHER SIDE)

                                           Dated:                         , 2001
                                                 ------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Signature(s) of Shareholder(s)

                                           IMPORTANT: PLEASE SIGN EXACTLY AS
                                           YOUR NAME(S) APPEAR(S) HEREON. WHERE
                                           SHARES ARE HELD JOINTLY, BOTH HOLDERS
                                           SHOULD SIGN. WHEN SIGNING AS
                                           ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                           TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR
                                           FULL TITLE AS SUCH. IF THE HOLDER IS
                                           A CORPORATION, THEN EXECUTE IN FULL
                                           CORPORATE NAME BY AUTHORIZED OFFICER.

    PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.